Exhibit 99.1

INFORMATION ABOUT CRP

The following information relates to CNL Retirement Properties, Inc. (“CRP”) and the proposed merger (the “Merger”) of CRP with and into Ocean Acquisition 1, Inc. (“Merger Sub”), a wholly owned subsidiary of Health Care Property Investors, Inc. (“HCP”), pursuant to an agreement and plan of merger, dated as of May 1, 2006, between HCP, CRP and Merger Sub (the “Merger Agreement”).

CRP’s Business

General

CNL Retirement Properties, Inc., or CRP, was organized on December 22, 1997 as a Maryland corporation, and elected to be taxed as a REIT commencing with its taxable year ending December 31, 1999. Through its wholly-owned subsidiaries, consolidated partnerships and joint ventures, CRP primarily acquires, develops, manages and owns real estate properties. CRP is one of the nation’s largest investors in healthcare-related real estate, investing primarily in properties related to senior housing and healthcare facilities located across the United States. The properties include independent living, assisted living and skilled nursing facilities, continuing care retirement communities and life care communities, medical office buildings, walk-in clinics, free standing ambulatory surgery centers, specialty or general hospitals and other types of healthcare-related facilities. As of March 31, 2006, CRP had invested $3.7 billion in 271 properties located in 33 states, consisting of 185 senior housing facilities and 86 medical facilities, including two specialty hospitals and two walk-in clinics. As of March 31, 2006, CRP also owned two senior housing facilities and a parcel of land that CRP held for sale. CRP leases its senior housing properties on a long-term (generally 15 years), triple-net basis and its medical facilities on either a triple-net or gross basis generally over 5 to 15 years.

CRP’s executive offices are located at the CNL Center II at City Commons, 420 South Orange Avenue, Suite 500, Orlando, Florida 32801 and its telephone number is (407) 650-1000.

CNL Retirement Corp., or the Advisor, is CRP’s advisor and provides management, acquisition, advisory and administrative services to CRP.

Since CRP’s inception it has made five best efforts public offerings of common stock and received aggregate subscriptions of $2.7 billion. CRP’s fifth public offering closed on March 26, 2006.

CRP operates in one business segment which is the ownership, development, management and leasing of healthcare-related real estate.

CRP’s Investment Objectives and Policies

CRP’s charter provides that CRP’s primary investment objectives are to preserve, protect, and enhance CRP’s assets while (i) making quarterly distributions; (ii) obtaining fixed income through the receipt of base rent, and increasing CRP’s income (and distributions) and providing protection against inflation through automatic fixed increases in base rent or increases in base rent based on increases in consumer price indices over the terms of the leases, and obtaining fixed income through the receipt of payments on mortgage loans and secured equipment leases; (iii) continuing to qualify as a REIT for federal income tax purposes; and (iv) providing stockholders of CRP with liquidity of their investment, either in whole or in part, on or before December 31, 2008, through (a) listing, or, (b) if listing does not occur by December 31, 2008, the commencement of orderly sales of CRP’s assets, outside the ordinary course of business and consistent with its objective of qualifying as a REIT, and distribution of the proceeds thereof. The sheltering from tax of income from other sources is not an objective of CRP. If CRP is successful in achieving its investment and operating objectives, the stockholders (other than tax-exempt entities) are likely to recognize taxable income in each year. While there is no order of priority intended in the listing of CRP’s objectives, stockholders should realize that the ability of CRP to meet these objectives may be severely handicapped by any lack of diversification of CRP’s investments and the terms of the leases.

In the event the merger with Health Care Properties, Inc. is not consummated, CRP intends to meet its objectives through its investment policies by purchasing interests in carefully selected, well-located properties either directly, or indirectly through the acquisition of interests in entities which own such properties or interests therein, and leasing the properties primarily on a “triple-net” basis (which means that the tenant will be responsible for paying the cost of all repairs, maintenance, property taxes, and insurance) to tenants under leases generally requiring the tenant to pay base annual rent with automatic fixed increases in base rent or increases in base rent based on increases in consumer price indices over the term of the lease. CRP may also invest in medical office buildings and expects leases relating to medical office buildings will be on a “gross” basis. In addition, if the merger is not consummated, CRP may offer mortgage loans and secured equipment leases to operators, and CRP may also invest a small portion of its total assets in equity interests in businesses that provide services to or are otherwise ancillary to the retirement industry.

In accordance with its investment policies, CRP intends, unless the merger is consummated, to invest in properties whose tenants are operators to be selected by CRP, or whose tenants have contracted with third-party operators approved by CRP, based upon recommendations by the Advisor. With respect to investments in medical office buildings, CRP intends, unless the merger is consummated, to contract with third-party property managers. Although there is no limit on the number of properties of a particular tenant or operator which CRP may acquire, CRP’s board of directors, including a majority of the independent directors, will review CRP’s properties and potential investments in terms of geographic, facility type, tenant, operator and brand diversification. Potential mortgage loan borrowers and secured equipment lease lessees or borrowers will similarly be operators selected or approved by CRP, following the Advisor’s recommendations. CRP has undertaken, consistent with its objective of qualifying as a REIT for federal income tax purposes, to ensure that the value of all secured equipment leases, in the aggregate, will not exceed 25% of CRP’s total assets, while secured equipment leases to any single lessee or borrower, in the aggregate, will not exceed 5% of CRP’s total assets. It is intended that any future investments will be made in properties, mortgage loans, other permitted investments and secured equipment leases in various locations in an attempt to achieve diversification and thereby minimize the effect of changes in local economic conditions and certain other risks.

The investment objectives of CRP may not be changed without the approval of stockholders owning a majority of the shares of outstanding common stock. CRP’s bylaws require the independent directors to review CRP’s investment policies at least annually to determine that the policies are in the best interests of the stockholders. The determination must be set forth in the minutes of CRP’s board of directors along with the basis for such determination. CRP’s directors (including a majority of the independent directors) have the right, without a stockholder vote, to alter CRP’s investment policies but only to the extent consistent with CRP’s investment objectives and investment limitations. See “Certain Investment Limitations” below.

Certain Investment Limitations

In addition to other investment restrictions imposed by CRP’s board of directors from time to time, consistent with CRP’s objective of qualifying as a REIT, CRP’s charter or bylaws provide for the following limitations on CRP’s investments:

1.     Not more than 10% of CRP’s total assets can be invested in unimproved real property or mortgage loans on unimproved real property. For purposes of this paragraph, “unimproved real property” does not include any property under construction, under contract for development or planned for development within one year.

2.     CRP cannot invest in commodities or commodity future contracts. This limitation is not intended to apply to interest rate futures, when used solely for hedging purposes.

3.     CRP cannot invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property. Mortgage indebtedness on any property cannot exceed such property’s appraised value. In cases in which a majority of the independent directors so determine, and in all cases in which the mortgage loan involves the Advisor, CRP’s directors, or CRP’s affiliates, such appraisal must be obtained from an independent expert concerning the underlying property. Such appraisal must be maintained in CRP’s records for at least five years, and must be available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.

4.     CRP may not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of CRP, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this paragraph, the “aggregate amount of all mortgage loans outstanding on the property, including the loans of CRP” includes all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

5.     CRP may not invest in indebtedness, or junior debt, secured by a mortgage on real property which is subordinate to the lien or other indebtedness, or senior debt, except where the amount of such junior debt, plus the outstanding amount of the senior debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such investments of CRP (as shown on the books of CRP in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25% of CRP’s net assets. The value of all investments in junior debt of CRP which does not meet the aforementioned requirements is limited to 10% of CRP’s tangible assets (which is included within the 25% limitation).

6.     CRP may not engage in any short sale, or borrow, on an unsecured basis, if such borrowing will result in an asset coverage of less than 300%, except that such borrowing limitation shall not apply to a first mortgage trust. “Asset coverage,” for the purpose of this paragraph, means the ratio which the value of the total assets of an issuer, less all liabilities and indebtedness except indebtedness for unsecured borrowings, bears to the aggregate amount of all unsecured borrowings of such issuer.

7.     CRP may not incur any indebtedness which would result in an aggregate amount of leverage in excess of 300% of net assets.

8.     CRP may not make or invest in any mortgage loans that are subordinate to any mortgage, other indebtedness or equity interest of the Advisor, CRP’s directors or CRP’s affiliates.

9.     CRP may not invest in equity securities unless a majority of CRP’s directors (including a majority of independent directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and determine that the transaction will not jeopardize CRP’s ability to qualify and remain qualified as a REIT. Investments in entities affiliated with the Advisor, a director of CRP, CRP, or CRP’s affiliates thereof are subject to the restrictions on joint venture investments. In addition, CRP cannot invest in any security of any entity holding investments or engaging in activities prohibited by CRP’s charter.

10.   CRP may not issue (i) equity securities redeemable solely at the option of the holder (except that stockholders may offer their shares to CRP under certain circumstances); (ii) debt securities unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known charges, is sufficient to service that higher level of debt properly; (iii) shares on a deferred payment basis or under similar arrangements; (iv) non-voting or assessable securities; or (v) options, warrants, or similar evidences of a right to buy its securities (collectively, “options”); provided however that options may be issued (1) to all of its stockholders ratably, (2) as part of a financing arrangement, or (3) as part of a stock option plan available to CRP’s directors, officers, or employees of CRP or the Advisor. Options may not be issued to the Advisor, CRP’s directors or any affiliate of CRP thereof except on the same terms as such options are sold to the general public. Options may be issued to persons other than the Advisor, CRP’s directors or any affiliate thereof but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration that, in the judgment of the independent directors, has a market value less than the value of such option on the date of grant. Options issuable to the Advisor, CRP’s directors or any affiliate thereof cannot exceed 10% of CRP’s outstanding shares on the date of grant.

11.   A majority of CRP’s directors must authorize the consideration to be paid for each property, based on the fair market value of the property. If a majority of the independent directors determine, or if the property is acquired from the Advisor, a director of CRP, or affiliates thereof, such fair market value must be determined by an independent expert selected by the independent directors.

12.   CRP does not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities.

13.   CRP does not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

14.   CRP does not invest in any foreign currency or bullion or engage in short sales.

15.   CRP does not issue senior securities except notes to banks and other lenders and preferred shares.

16.   CRP does not make loans to the Advisor or its affiliates, except (A) mortgage loans subject to the restrictions governing mortgage loans in CRP’s charter (including the requirement to obtain an appraisal from an independent expert) or (B) to wholly owned subsidiaries of CRP.

17.   CRP does not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

18.   CRP does not make any investments that CRP believes will be inconsistent with its objective of qualifying as a REIT.

The foregoing limitations may not be modified or eliminated without the approval of a majority of the shares of CRP’s outstanding common stock.

Standards for Investment in Individual Properties

Selection of Tenants, Operators and Property Managers.    The selection of tenants, operators and property managers by the Advisor, as approved by CRP’s board of directors, will be based on a number of factors which may include: an evaluation of the operations of their properties, the number of properties operated or managed, the relationship of average revenue per available unit (or bed) to the average capital cost per unit (or bed) for each retirement facility operated, the relative competitive position among the same types of properties offering similar services, market penetration, the relative financial success of the operator in the geographic area in which the property is located, overall historical financial performance of the tenant and operator, the management capability of the operator or property manager, and the prior experience of the tenant, operator or property manager in leasing, operating and managing similar properties.

Selection of Properties.    In making investments in properties, the Advisor will consider relevant real property and financial factors, including the condition, use, and location of the property, income-producing capacity, and the prospects for long-term appreciation. The proper location, design and amenities are important to the success of a property.

In selecting specific properties, the Advisor, as approved by CRP’s board of directors, will apply the following minimum standards:

1.     Each property will be in what the Advisor believes is a prime location for that type of property.

2.     Base (or minimum) annual rent will provide a specified minimum return on CRP’s cost of purchasing, and if applicable, developing the property, and the lease also may provide for automatic fixed increases in base rent at specified times or increases in the base rent based on increases in consumer price indices over the term of the lease. In addition, certain leases related to retirement facilities may provide for the payment of additional rent based on achieving specified operating performance thresholds.

3.     The initial lease term typically will be at least ten to 20 years, or in the case of direct financing leases, up to 35 years. With respect to medical office buildings, the initial lease term typically will be five to 15 years.

4.     In general, CRP will not acquire a property if its board of directors, including a majority of the independent directors, determines that the acquisition would adversely affect CRP in terms of geographic, property type or chain diversification.

Joint Venture Arrangements

Subject to certain restrictions contained in the merger agreement on the conduct of CRP’s business prior to the merger, CRP has and may continue to enter into joint ventures, partnerships and limited liability companies as an alternative method to investing directly in real estate. If for any reason CRP is unable to consummate the proposed merger, it may pursue one or more strategic transactions and/or continued implementation of its primary business strategy. There can be no assurance as to the completion, timing or terms of any other strategic transaction.

CRP may enter into a joint venture to purchase and hold for investment a property with various unaffiliated persons or entities or with another program formed by the principals of CRP or the Advisor or their affiliates, if a majority of CRP’s directors, including a majority of the independent directors, not otherwise interested in the transaction determine that the investment in the joint venture is fair and reasonable to CRP and on substantially the same terms and conditions as those to be received by the co-venturer or co-venturers. CRP may take more or less than a 50% interest in any joint venture, subject to obtaining the requisite approval of CRP’s directors.

Under the terms of each joint venture agreement, it is anticipated that CRP and each joint venture partner would be jointly and severally liable for all debts, obligations, and other liabilities of the joint venture, and CRP and each joint venture partner would have the power to bind each other with any actions they take within the scope of the joint venture’s business. In addition, it is expected that the Advisor or its affiliates would be entitled to reimbursement, at cost, for actual expenses incurred by the Advisor or its affiliates on behalf of the joint venture. Events of dissolution will include the bankruptcy, insolvency, or termination of any co-venturer, sale of the property owned by the joint venture, mutual agreement of CRP and its joint venture partner to dissolve the joint venture, and the expiration of the term of the joint venture. The joint venture agreement typically restricts each venturer’s ability to sell, transfer, or assign its joint venture interest without first offering it for sale to its co-venturer. In addition, in any joint venture with another program sponsored by the Advisor or its affiliates, where such arrangements are entered into for the purpose of purchasing and holding properties for investment, in the event that one party desires to sell the property and the other party does not desire to sell, either party will have the right to trigger dissolution of the joint venture by sending a notice to the other party. The notice will establish the price and terms for the sale or purchase of the other party’s interest in the joint venture to the other party. The joint venture agreement will grant the receiving party the right to elect either to purchase the other party’s interest on the terms set forth in the notice or to sell its own interest on such terms.

The following paragraphs describe the allocations and distributions under the expected terms of the joint venture agreement for any joint venture in which CRP and its co-venturer each have a 50% ownership interest. In any other case, the allocations and distributions are expected to be similar to those described below, except that allocations and distributions which are described below as being made 50% to each co-venturer will instead be made in proportion to each co-venturer’s respective ownership interest.

Under the terms of each joint venture agreement, operating profits and losses generally will be allocated 50% to each co-venturer. Profits from the sale or other disposition of joint venture property first will be allocated to any co-venturers with negative capital account balances in proportion to such balances until such capital accounts equal zero, and thereafter 50% to each co-venturer. Similarly, losses from the sale or other disposition of joint venture property first will be allocated to joint venture partners with positive capital account balances in proportion to such balances until such capital accounts equal zero, and thereafter 50% to each co-venturer. Notwithstanding any other provisions in the joint venture agreement, income, gain, loss, and deductions with respect to any contributed property will be shared in a manner which takes into account the variation between the basis of such property and its fair market value at the time of contribution in accordance with section 704(c) of the Code.

Net cash flow from operations of the joint venture generally will be distributed 50% to each joint venture partner. Any liquidation proceeds, after paying joint venture debts and liabilities and funding reserves for contingent liabilities, generally will be distributed first to the joint venture partners with positive capital account balances in proportion to such balances until such balances equal zero, and thereafter 50% to each joint venture partner. Nevertheless, there may be some transactions in which CRP gets a preferred return so that CRP receives distributions before the co-venturer receives its distributions; and in some of these situations, the co-venturer may then get a larger share of the remaining proceeds. In addition, there may be some transactions in which the co-venturer gets a preferred return so that it receives distributions before CRP receives its distributions; and in some of these situations, CRP may then get a larger share of the remaining proceeds.

In order that the allocations of joint venture income, gain, loss, and deduction provided in joint venture agreements may be respected for federal income tax purposes, it is expected that any joint venture agreement either (i) (a) will contain a “qualified income offset” provision, (b) will prohibit allocations of loss or deductions to the extent such allocation would cause or increase an “Adjusted Capital Account Deficit,” and (c) will require (1) that capital accounts be maintained for each joint venture partner in a manner which complies with Treasury Regulation Section 1.704-1(b)(2)(iv) and (2) that distributions of proceeds from the liquidation of a partner’s interest in the joint venture (whether or not in connection with the liquidation of the joint venture) be made in accordance with the partner’s positive capital account balance, or (ii) otherwise will provide for allocations of income, gain, deduction and loss which are deemed to have economic effect under the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(i).

Prior to entering into any joint venture arrangement with any unaffiliated co-venturer (or the principals of any unaffiliated co-venturer), CRP will confirm that such person or entity has demonstrated to CRP’s satisfaction that requisite financial qualifications are met.

Strategic Alliances

The Cirrus Group, LLC.    In August 2005, CRP entered into an agreement with The Cirrus Group, LLC, or Cirrus, a development and property management company, to acquire, at CRP’s election, medical facilities, some of which have yet to be developed. The acquisitions contemplated under the Cirrus agreement are expected to occur over a five-year term, subject to certain conditions, or until $1.0 billion is invested in medical facilities, including specialty hospitals. CRP will have minority interest partners in connection with the ownership of each of these properties, including Cirrus principals, physicians and other investors associated with Cirrus principals. As of March 31, 2006, CRP had acquired a majority equity interest in two medical facilities for $52.6 million under the Cirrus agreement, for which Cirrus and its affiliates made $0.9 million in minority interest contributions.

At March 31, 2006, Cirrus managed 23 of CRP’s medical facilities, including two properties that CRP acquired from third parties.

In 2005, CRP entered into an agreement to provide a Cirrus affiliate with an interest only, five-year senior secured term loan under which up to $85.0 million (plus capitalized interest) may be borrowed to finance the acquisition, development, syndication and operation of new and existing surgical partnerships. At March 31, 2006, the balance outstanding under the senior secured term loan was $34.0 million. In connection with the senior secured term loan, CRP received stock warrants which are exercisable into a 10% to 15% ownership interest of the borrower. The stock warrants are exercisable at the earlier of an event of default or the full repayment of the senior secured term loan and expire in September 2015.

The DASCO Companies, LLC.    CRP owns a 55% controlling interest in The DASCO Companies, LLC, or DASCO, a development and property management company. CRP’s relationship with DASCO has provided and may, in the event the merger is not consummated, continue to provide opportunities for CRP to participate in new medical facility development and acquisition opportunities as well as medical facilities management. DASCO may also provide development and property management services to third parties. At March 31, 2006, DASCO managed 54 of CRP’s medical facilities, including two walk-in clinics and was developing five of CRP’s medical facilities.

Other Permitted Investments

In the event the merger is not consummated, CRP may also provide (i) mortgage financing to operators to enable them to acquire properties that would secure the loan, (ii) furniture, fixtures and equipment financing, (iii) other loans to entities in which CRP holds an interest, and (iv) CRP may invest up to a maximum of 5% of its total assets in equity interests in businesses, including those that provide services to or are otherwise ancillary to the retirement and healthcare industries.

If CRP provides such financing, CRP expects that the interest rates and terms of the mortgage loans CRP provides will be similar to those of CRP’s leases. However, because CRP prefers to focus on investing in properties which have the potential to appreciate, CRP currently expects to provide mortgage loans in the aggregate principal amount of no more than 5% to 10% of its total assets. CRP had $4.8 million invested in mortgage loans at March 31, 2006.

To a lesser extent, CRP also may provide secured equipment leases to operators, pursuant to which CRP will finance the equipment through loans or direct financing leases. It is expected that the leases or loans will have a term of no more than seven years, will be secured by the personal property and include an option for the lessee to acquire the subject equipment at the end of the term. The aggregate outstanding principal amount of secured equipment leases is not expected to exceed 10% of CRP’s total assets. CRP had no secured equipment leases at March 31, 2006.

In the event the merger is not consummated, CRP may make other loans to operators or developers of senior housing or other healthcare-related facilities collateralized by real estate owned by the borrower.

During the three months ending March 31, 2006, CRP advanced $18.0 million under the senior secured term loan. The balance outstanding under the senior secured term loan was $34.0 million at March 31, 2006.

Advisory Services

Pursuant to an advisory agreement, the Advisor provides management services relating to CRP’s administration, the properties, the mortgage loans, the secured equipment lease program and other loans. Under this agreement, the Advisor is responsible for assisting CRP in negotiating leases, other permitted investments, lines of credit and permanent financing; collecting rental, mortgage loan, secured equipment lease and other loan payments; inspecting the properties and the tenants’ books and records; and responding to tenants’ inquiries and notices. The Advisor is also responsible for providing information to CRP about the status of the leases, properties, other permitted investments, any lines of credit and any permanent financing. In exchange for these services, the Advisor is entitled to receive certain fees from CRP. For supervision of the properties and the mortgage loans, the Advisor receives an asset management fee, which is payable monthly, in an amount equal to 0.05% of the total amount invested in the properties, exclusive of acquisition fees and acquisition expenses, plus 0.05% of the outstanding principal amount of any mortgage loans, as of the end of the preceding month. For negotiating secured equipment leases and supervising the secured equipment lease program, the Advisor will receive, upon entering into each lease, a secured equipment lease servicing fee, payable out of the proceeds of borrowings, equal to 2% of the purchase price of the equipment subject to each secured equipment lease. For identifying the properties, structuring the terms of the acquisition and leases of the properties and structuring the terms of the mortgage loans, the Advisor receives an acquisition fee on the gross proceeds from the offerings and loan proceeds from permanent financing, excluding that portion of the permanent financing used to finance secured equipment leases, equal to 3% for the period from May 3, 2005 through December 31, 2005, 4% for the period from May 14, 2004 to May 2, 2005 and 4.5% with respect to the offerings prior to the 2004 offering. In addition, if there is a listing, the Advisor will receive an acquisition fee of 3% of amounts outstanding on the line of credit, if any, at the time of listing.

In accordance with the advisory agreement, the Advisor is required to reimburse CRP the amount by which the total operating expenses incurred by CRP in any four consecutive fiscal quarters exceed the greater of 2% of average invested assets or 25% of net income.

On May 2, 2005, CRP entered into a renewal agreement with the Advisor with respect to the advisory agreement, pursuant to which the advisory agreement was renewed for an additional one-year term commencing on May 3, 2005, and ending at 12:00 a.m. on May 3, 2006. On July 13, 2005, CRP and the Advisor amended the renewal agreement to reduce the percentage rate of total proceeds to be used in determining acquisition fees payable to the Advisor under the advisory agreement from 4% to 3%. This reduction is deemed to be effective as of May 3, 2005.

On May 1, 2006, CRP entered into another renewal agreement with the Advisor with respect to the advisory agreement, pursuant to which the advisory agreement was renewed for an additional one-year term commencing on May 3, 2006, and ending on May 3, 2007. Such renewal was approved by CRP’s board of directors (after recommendation of the independent directors) at a meeting on April 28, 2006.

Borrowings

CRP has historically and, unless the merger is consummated, may continue to borrow money to acquire properties, make mortgage loans, other loans and pay certain fees, and CRP encumbers properties in connection with these borrowings. CRP may also borrow money to enter into secured equipment leases. CRP has a $320.0 million revolving line of credit that may be amended to increase the revolving line of credit to $400.0 million. The amount available for use under the revolving line of credit is subject to certain limitations based on the pledged collateral. As of March 31, 2006, the revolving line of credit was collateralized by 36 properties with a carrying value of $389.4 million that, in the aggregate, allowed CRP to draw up to $283.0 million. Per the terms of the merger agreement, CRP is only permitted to draw up to an additional $25.0 million under the revolving line of credit without HCP’s prior written consent.

Competition

CRP historically has competed with other REITs, real estate partnerships, healthcare providers and other investors, including, but not limited to, banks and insurance companies, many of which may have greater financial resources than CRP’s, in the acquisition, leasing and financing of senior housing and medical facilities. Further, non-profit entities are particularly suited to make investments in healthcare facilities because of their ability to finance acquisitions through the issuance of tax-exempt bonds, providing non-profit entities with a relatively lower cost of capital as compared to for-profit purchasers. In addition, in certain states, facilities owned by non-profit entities are exempt from taxes on real property. Competition to acquire senior housing and medical facilities has continued to increase due, in part, to the continued interest in the sector from private equity sources, including foreign investors. In some cases, this competition has caused acquisition prices to increase, making it more challenging for CRP to be competitive in the acquisition of new investments.

During 2005, CRP continued to focus its investments in the acquisition of existing senior housing and medical facilities, as well as in the development of such new properties through strategic alliances with new and existing business partners. The development of new properties allowed CRP to avoid the pricing pressures in the open market and to develop facilities that met CRP’s investment requirements. However, although successful in 2005, there can be no assurance that this investment strategy will be followed in upcoming periods or, if followed, that it will generate the same results as in 2005. Further, there can be no assurance that CRP will be able to secure business partners to develop the properties.

Employees

CRP has no employees, other than CRP’s executive officers who are not compensated by CRP. CRP has retained the Advisor to provide management, acquisition, advisory and certain administrative services and have retained certain other affiliates of the Advisor to provide additional administrative services.

CRP’s Properties

Generally, properties acquired by CRP consist of both land and building, although in some cases CRP acquires only the land underlying the building with the building owned by the tenant or a third party, and also acquires the building only with the land owned by a third party. In general, the properties will be freestanding and surrounded by paved parking areas and landscaping. Although, buildings may be suitable for conversion to various uses through modifications, some properties may not be economically convertible to other uses.

Either before or after construction or renovation, the properties acquired by CRP are one of a tenant’s approved designs. Prior to purchase of all properties, other than those purchased prior to completion of construction, CRP receives a copy of the certificate of occupancy issued by the local building inspector or other governmental authority and all other governmental certificates or permits which permit the use of the property as a retirement facility, and shall receive a certificate from the tenant to the effect that (i) the property is operational and in compliance with all required governmental permits and certificates, and (ii) the property is in compliance with all of the tenant’s requirements, including, but not limited to, building plans and specifications approved by the tenant. CRP also receives a certificate of occupancy and all other required governmental permits or certificates for each property for which construction has not been completed at the time of purchase, prior to CRP’s payment of the final installment of the purchase price for the property.

Except in the case of gross leases related to certain medical office buildings, a tenant generally is required by the lease agreement to make such capital expenditures as may be reasonably necessary to refurbish buildings, premises, signs, and equipment and maintain the leasehold in a manner that allows operation for its intended purpose. These capital expenditures generally will be paid by the tenant during the term of the lease up to a certain capped amount and CRP will be responsible for the balance.

Characteristics of CRP’s Senior Housing Leases. Senior housing properties are leased on a long-term (generally 15 years), triple-net basis, whereby the tenants are generally responsible for all operating expenses relating to the property, including property taxes, maintenance, repairs, utilities and insurance as well as capital expenditures that may be reasonably necessary to maintain the leasehold in a manner that allows operation for its intended purpose. Substantially all of the leases provide options that allow the tenants to renew the leases for 5 to 20 successive years subject to the same terms and conditions as the initial leases. These leases provide for minimum annual base rent payments, generally payable monthly in arrears, that increase at predetermined intervals (typically on an annual basis) during the terms of the leases. In addition to minimum annual base rent, many tenants are subject to contingent rent if the properties achieve specified operating performance thresholds. The amount of contingent rent payable is based on factors such as percentage of gross revenues, occupancy rates of the properties or a percentage of CRP’s investment in the property. The majority of the leases also provide for the tenant to fund, in addition to its lease payments, a furniture, fixture and equipment, or FF&E, reserve fund. In such cases, the tenant deposits funds into the FF&E reserve account and periodically uses these funds to cover the cost of the replacement, renewal and additions to FF&E. CRP may be responsible for capital expenditures or repairs in excess of the amounts in the reserve fund, and the tenant generally is responsible for replenishing the reserve fund and for paying a specified return on the amount of capital expenditures or repairs paid for by CRP in excess of amounts in the reserve fund.

At December 31, 2005, 33 of CRP’s senior housing properties were accounted for as direct financing leases with terms that range from 10 to 35 years (expiring between 2013 and 2038). Certain of these direct financing leases contain provisions that allow the lessee to elect to purchase the property during or at the end of the lease term for CRP’s initial investment amount. Certain of the leases also permit CRP to require the tenants to purchase the properties at the end of the lease terms for CRP’s initial investment amount.

The senior housing lessees’ ability to satisfy the lease obligations depends primarily on the properties’ operating results. CRP selects properties for investment based on a credit underwriting process designed to identify those properties that management believes will be able to fund such lease obligations. To mitigate credit risk, certain leases are combined into portfolios that contain cross-default terms, meaning that if a tenant of any of the properties in a portfolio defaults on its obligations under its lease, CRP may pursue remedies under the lease with respect to any of the tenant’s properties in the portfolio. In addition, certain portfolios contain terms whereby the net operating profits of the properties are combined for the purpose of funding rental payments due under each lease. For certain properties, CRP requires security deposits, tenant or operator guarantees or additional types of income support. Guarantees or other forms of credit support may be necessary if a senior housing facility is still in the process of achieving a stable occupancy rate, in which case the property would not be able to generate minimum rent until reaching occupancy stabilization. In order to determine the amount of the guarantee that would be needed to fund minimum rent, CRP estimates future cash flows available to the tenant to pay minimum rent based on projected occupancies and an analysis of the surrounding real estate market, including demographic information and industry standards, to predict operating expenses. CRP’s estimates are based on assumptions and there can be no assurances as to the actual amounts that will need to be paid under the guarantees.

Characteristics of CRP’s Medical Facilities Leases. CRP owns both single-tenant and multi-tenant medical office buildings, specialty hospitals and walk-in clinics that are leased on either a triple-net or gross basis, primarily to tenants in the healthcare industry. The leases have initial terms of 5 to 15 years, provide for minimum rent and are generally subject to renewal options. Substantially all leases require minimum annual rents to increase at predetermined intervals during the lease terms. Under CRP’s gross leases, tenants generally will be responsible for a certain capped amount of repairs, maintenance, property taxes, utilities and insurance and CRP will be responsible for the balance.

Major Tenants and Operators. As of December 31, 2005, CRP leased its senior housing properties to 22 tenants. Two tenants affiliated with Horizon Bay Management, LLC, or Horizon Bay, contributed 21% of CRP’s total revenues for the year ended December 31, 2005. As of December 31, 2005, 10 of CRP’s tenants, each of which is a subsidiary or affiliate of Harbor Retirement Associates, LLC, or HRA, contributed 22% of total revenues. No other senior housing tenant contributed more than 10% of total revenues. CRP’s other tenants include other affiliates of Horizon Bay and subsidiaries or affiliates of: American Retirement Corporation, or ARC; Aureus Group, LLC, or Aureus; Eby Realty Group, LLC, or Eby; Encore Senior Living, LLC, or Encore; Erickson Retirement Communities, LLC; Greenwalt Corporation, or Greenwalt; Prime Care properties, LLC; Summit Companies, Incorporated; Solomon Senior Living Holdings, LLC; and Sunrise Senior Living Services, Inc., or Sunrise. Several of CRP’s senior housing tenants, including the HRA tenants, are thinly capitalized corporations that rely on the cash flow generated from the senior housing facilities to fund rent obligations under their leases. CRP’s medical facilities are leased to more than 700 tenants. Tenancy in the medical facilities is generally a mix of physician practices and CRP also leases space to several large hospital systems and other healthcare providers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2005—Accounts and Other Receivables” below for a description of past due rent receivables and the reserve for doubtful accounts attributable to certain of CRP’s major tenants and operators.

Although CRP acquires properties located in various states and regions and screens its tenants in order to reduce risks of default, failure of Horizon Bay, the HRA tenants or CRP’s other tenants, their guarantors or the Sunrise or Horizon Bay brands would significantly impact CRP’s results of operations. It is expected that the percentage of total rental income contributed by Horizon Bay and the HRA tenants will decrease as additional properties are acquired and leased to diversified tenants.

On September 1, 2004, a company which is owned by CRP’s chairman of the board sold its 30% voting membership interest in a limited liability company which is affiliated with the HRA tenants to the remaining members of the limited liability company. The HRA tenants contributed 30% and 35% of CRP’s total revenues for the years ended December 31, 2004 and 2003, respectively.

The following table summarizes information about CRP’s operator and manager concentration, excluding five properties that were held for sale as of December 31, 2005 (dollars in thousands):

Operator or Manager	Number of Facilities	Total Investment	Annualized Revenue(1)	Percent of Revenue
Senior Housing:
Sunrise Senior Living Services, Inc.	107	$1,480,990	$152,531	42%
Horizon Bay Management, LLC	27	768,799	82,925	22%
Encore Senior Living, LLC	17	143,177	15,157	4%
American Retirement Corporation	8	154,623	18,103	5%
Harbor Assisted Living, LLC	7	65,811	6,551	2%
Erickson Retirement Communities, LLC(2)	6	131,880	19,351	5%
Eby Realty Group, LLC	6	33,994	4,033	1%
CateredLife Communities, Inc.	5	32,846	4,155	1%
Other	1	46,207	—	—%
	184	2,858,327	302,806	82%
Medical Facilities:
The DASCO Company	53	377,452	38,436	10%
The Cirrus Group, LLC	10	117,488	10,504	3%
Four third-party managers	10	149,844	17,789	5%
	73	644,784	66,729	18%
	257	$3,503,111	$369,535	100%

(1)                                  In 2005, CRP added properties to its investment portfolio throughout the year. In order to evaluate the ongoing effect of operator or manager concentrations CRP has calculated an annualized revenue amount based on each property’s actual rental income from operating leases or earned income from direct financing leases during the year ended December 31, 2005.

(2)                                  Land only leases.

As of March 31, 2006, CRP had invested $3.7 billion in 274 properties located in 33 states. Generally, CRP’s properties conform to the following specifications of size and type of land and buildings:

Independent Living Facilities. Independent living facilities offer a lifestyle choice, including residential accommodations with access to services, such as housekeeping, transportation, dining and social activities, for those who wish to maintain their lifestyles independently. The independent living facilities are primarily apartment buildings which contain a significant amount of common space to accommodate dining, recreation, activities and other support services for senior citizens. These properties range in size from 100 to 500 units with an average size of approximately 225 units. Units include studios and one and two bedroom units ranging in size from 450 square feet to over 1,500 square feet. Residents generally pay the operator of the facilities a base rent for their housing, which may include a meal program. In addition, a menu of other services is provided at an additional charge. The cost of independent living facilities generally ranges from $10 million to $60 million.

Assisted Living Facilities. Assisted living facilities provide a combination of housing, supportive services, personalized assistance and healthcare to their residents in a manner which is designed to respond to individual needs. These facilities generally offer a lower-cost alternative to skilled nursing facilities for those who do not require intensive nursing care. Assisted living facilities may include units for residents with Alzheimer’s and related memory disorders. Current industry practice generally is to build freestanding assisted living facilities with an average of between 40 and 150 units, depending on such factors as market forces, site constraints and program orientation. Current economics place the size of the private living space of a unit in the range of 300 square feet for an efficiency unit to 750 square feet for a large one bedroom unit. Units are typically private, allowing residents the same general level of control over their units as residents of a rental apartment would typically have. Common areas of the most recently developed assisted living facilities may total as much as 30% to 40% of the square footage of a facility. The cost of assisted living facilities generally ranges from $5 million to $25 million.

Skilled Nursing Facilities. In addition to housing, meals, transportation and housekeeping, skilled nursing facilities provide comprehensive nursing and long-term care to their residents. Skilled nursing facilities may be freestanding or attached to a larger facility. The facilities are designed to meet institutional standards for safety. The rooms in skilled nursing facilities are equipped with patient monitoring devices and emergency call systems. Oxygen systems may also be present. Both multiple floor and single floor designs are common. Individual rooms in skilled nursing facilities may be as small as 100 square feet, with common areas varying greatly in size. The cost of skilled nursing facilities generally ranges from $5 million to $10 million.

Continuing Care Retirement Communities. Independent living facilities sometimes have assisted living and/or skilled nursing facilities attached or adjacent to their locations. When this occurs, the projects are often referred to as continuing care retirement communities, life care communities or CCRCs. The intent of CCRCs or life care communities is to provide a continuum of care to the residents. As residents age and their healthcare needs increase, they can receive the care they need without having to move away from the “community” which has become their home. CCRCs typically operate on a fee-for-service basis and the units are rented on a monthly basis to residents, while life care communities generally charge an entrance fee that may be partially refundable, plus a monthly maintenance fee. CCRCs and life care communities are the most expensive type of senior housing with prices for each facility generally ranging from $40 million to over $200 million.

Medical Office Buildings. Medical office buildings, including physicians’ offices, special purpose facilities such as laboratories, diagnostic, cancer treatment and outpatient centers, and walk-in clinics are conventional office buildings with additional plumbing, mechanical and electrical service amenities which facilitate physicians and medical delivery companies in the practice of medicine, laboratory research and delivery of healthcare services. These facilities can range in size from 3,000 square feet (walk-in clinic) to up to 150,000 square feet (medical office building) with costs generally ranging from $1 million to $10 million. It is common for medical office buildings to be located in close proximity to hospitals where physicians have practice privileges.

Specialty Hospitals. Specialty hospitals are facilities that provide specialized procedures, usually cardiac, orthopedic or surgical, on an inpatient or outpatient basis. Specialty hospitals are licensed as acute care hospitals, but they are typically smaller and more specialized. They usually do not have emergency rooms and can range from 20,000 to over 100,000 square feet, depending on the number of beds and operating rooms.

Generally, properties acquired consist of land, building and equipment, however, in certain cases CRP has only acquired the land underlying the building with the building owned by the tenant or a third party, and in other cases CRP has only acquired the building with the land owned by a third party. CRP owns fee title to all properties, except for properties which are owned by certain partnerships and joint ventures in which case the partnerships or joint ventures have fee title ownership and properties which are subject to ground leases. In general, the properties are freestanding and surrounded by paved parking areas and landscaping. Although buildings may be suitable for conversion to various uses through modifications, some properties may not be economically convertible to other uses.

The following table summarizes the facility type, location, number of units or square footage, CRP’s investment amount at December 31, 2005, and the annualized rental income and rental income for the year ended December 31, 2005, excluding five properties then held for sale. Senior housing facilities are apartment-like facilities and are therefore stated in units. Medical facilities are measured in square feet (dollars in thousands):

					Rental Income
Facility Type and Location	Number of Facilities	Number of Units	Square Feet	Total Investment	Annualized(1)	For Year Ended December 31, 2005
Assisted Living Facilities:
Alabama	2	198	—	$16,529	$1,950	$1,950
Arizona	3	180	—	24,165	2,559	1,919
California	16	1,860	—	197,193	19,606	19,402
Colorado	4	635	—	70,639	8,409	8,409
Connecticut	2	227	—	23,019	2,693	2,693
Florida	18	1,538	—	133,352	13,954	12,795
Georgia	9	736	—	71,187	8,150	8,150
Illinois	9	666	—	87,038	10,305	10,305
Indiana	3	198	—	17,490	2,164	2,164
Iowa	2	80	—	11,742	1,402	1,402
Kansas	1	152	—	20,476	2,359	2,359
Kentucky	2	188	—	15,005	1,860	1,860
Maryland	8	776	—	116,947	13,553	13,553
Massachusetts	4	396	—	61,397	6,815	6,815
Michigan	4	330	—	44,085	5,055	5,055
Missouri	2	152	—	37,428	3,246	3,246
Nebraska	1	150	—	12,723	1,462	1,462
New Jersey	7	756	—	115,450	13,122	13,122
New York	2	202	—	49,451	5,354	5,354
North Carolina	6	584	—	50,005	5,847	5,847
Ohio	5	419	—	37,353	4,345	4,345
Oklahoma	2	212	—	8,235	999	999
Oregon	1	96	—	11,495	1,225	919
Rhode Island	1	128	—	19,202	2,105	2,105
South Carolina	5	426	—	31,863	3,911	3,911
Tennessee	2	205	—	16,054	1,999	1,999
Texas	6	486	—	64,437	8,143	8,143
Utah	1	158	—	14,633	1,929	1,929
Virginia	5	382	—	44,983	4,840	4,840
Washington	5	367	—	46,551	4,522	4,522
	138	12,883	—	$1,470,127	$163,883	$161,574
Independent Living Facilities:
Alabama	2	540	—	$82,285	$9,295	$9,295
Arizona	1	211	—	46,562	5,125	5,125
Arkansas	1	163	—	10,823	1,365	1,365
California	3	558	—	85,197	9,234	8,392
Florida	5	1,362	—	251,139	22,478	22,498
Illinois	5	1,016	—	177,163	19,296	18,316
Kentucky	1	120	—	10,496	1,322	1,322

Oregon	1	265	—	18,697	1,994	1,495
Rhode Island	6	725	—	104,066	11,360	11,360
Texas	9	2,635	—	190,564	20,103	20,103
Utah	1	75	—	4,969	530	397
Virginia	2	275	—	42,537	4,423	4,423
	37	7,945	—	$1,024,498	$106,525	$104,091
CCRCs:
Pennsylvania	1	542	—	$109,845	$7,682	$7,682
Virginia	1	487	—	84,308	5,364	5,364
	2	1,029	—	$194,153	$13,046	$13,046
Land Only Leases:
Illinois	1	—	—	$28,493	$4,103	$4,103
Massachusetts	2	—	—	40,266	6,007	6,007
Michigan	1	—	—	17,909	2,568	2,568
Pennsylvania	1	—	—	21,088	3,173	3,173
Texas	1	—	—	24,124	3,501	3,501
	6	—	—	$131,880	$19,352	$19,352
Senior Housing Property Under Construction:
New Jersey	1	—	—	$37,669	$—	$1,023
Medical Office Buildings:
Arizona	3	—	286,686	$37,894	$4,737	$4,737
California	4	—	272,386	61,415	5,982	5,982
Colorado	4	—	215,644	41,800	4,709	4,709
Florida	11	—	550,357	85,016	9,808	9,808
Georgia	1	—	14,680	2,605	286	286
Illinois	6	—	274,391	47,028	5,749	5,548
Indiana	1	—	79,762	6,700	251	209
Kentucky	2	—	115,975	14,431	1,432	1,432
Maryland	2	—	78,940	14,161	1,433	1,433
Mississippi	3	—	132,204	21,484	1,621	1,621
Nebraska	1	—	97,262	11,824	481	481
North Carolina	4	—	104,889	20,692	1,531	1,531
Oklahoma	3	—	128,910	20,667	1,826	1,111
Tennessee	2	—	108,077	16,096	2,423	1,211
Texas	16	—	885,355	180,523	17,691	14,063
Virginia	2	—	147,792	34,190	3,978	3,978
	65	—	3,493,310	$616,526	$63,938	$58,140
Specialty Hospital:
Texas	1	—	57,584	$18,168	$2,289	$572

Walk-in Clinics:
Arkansas	2	—	42,781	$4,479	$502	$251
Medical Facilities Under Construction:
Colorado	1	—	—	$—	$—	$—
Maryland	1	—	—	995	—	—
Texas	2	—	—	538	—	—
Virginia	1	—	—	4,078	—	93
	5	—	—	$5,611	$—	$93
	257	21,857	3,593,675	$3,503,111	$369,535	$358,142

(1)                                  In 2005, CRP added properties to its investment portfolio throughout the year. In order to evaluate the ongoing effect of operator or manager concentrations CRP has calculated an annualized revenue amount based on each property’s actual rental income from operating leases or earned income from direct financing leases during the year ended December 31, 2005.

CRP’s Legal Proceedings

From time to time, CRP is exposed to litigation arising from an unidentified pre-acquisition contingency or from the operation of its business. Although currently exposed to certain such litigation, CRP does not believe that resolution of these matters will have a material adverse effect on its financial condition or results of operations.

CRP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations as of March 31, 2006

Business Overview as of March 31, 2006

During the first quarter of 2006, CRP acquired 14 properties, 13 from its relationship with the Cirrus Group, LLC, or Cirrus, worked with the operators of its properties to enhance the operations of the properties, disposed of two properties that were held for sale at December 31, 2005, and explored strategic alternatives to raise capital. As of March 31, 2006, CRP had also entered into discussions with the lenders of CRP’s $320.0 million two-year senior secured revolving line of credit to increase the amount available under the facility.

As of March 31, 2006, CRP held real estate assets located in 33 states consisting of (dollars in thousands):

	Number of Properties	Investment at March 31, 2006
Senior housing facilities:
Operating	184	$2,854,697
Under construction	1	1,045
Medical facilities:
Operating	81	826,753
Under construction	5	11,757
	271	$3,694,252
Real estate held for sale	3	$6,921

Liquidity and Capital Resources as of March 31, 2006

CRP has primarily invested in or developed properties and CRP also provides (i) mortgage financing to operators to enable them to acquire properties that would secure the loan, (ii) furniture, fixtures and equipment financing, (iii) other loans to entities in which CRP holds an interest, and (iv) other permitted investments. CRP believes that over the short term, which is less than 12 months, net funds from operations, borrowings under new permanent or construction financing, the placement of permanent debt to replace maturing construction loans, advances under CRP’s revolving line of credit and cash on hand at March 31, 2006, will be sufficient to meet CRP’s forecasted capital requirements for property investments, senior secured term loan funding (an agreement to provide a Cirrus affiliate with an interest-only, five-year senior secured term loan under which up to $85.0 million (plus capitalized interest) may be borrowed to finance the acquisition, development, syndication and operation of new and existing surgical partnerships), capital expenditures, the re-tenanting of CRP’s medical facilities (medical office buildings, specialty and walk-in clinics, free standing ambulatory surgery centers, specialty or general hospitals and other types of healthcare-related facilities are collectively “medical facilities”) and the scheduled maturities of permanent financings. In the event the merger is not consummated, CRP also expects to continue to be able to pay distributions at current levels, or at a minimum, to maintain CRP’s REIT qualification.

Unless the merger is consummated, over the long term, which is 12 months or more, CRP may raise capital by encumbering properties, entering into joint venture agreements with respect to CRP’s investments in new or existing properties, issuing preferred stock, selling existing properties, or CRP may stop investing in properties. CRP is subject to certain limitations on CRP’s conduct of business pursuant to the terms of CRP’s merger agreement with HCP, as described below. CRP has relied on the sale of CRP’s common stock and borrowings under permanent or construction financing to fund CRP’s property investments. CRP’s fifth public offering closed on March 26, 2006, and CRP does not presently intend to commence a new offering.

Operating cash flow for the year ended December 31, 2005, was $188.3 million and is expected to increase with a full year of operations for the 40 properties that CRP acquired during 2005, the 14 properties acquired during the three months ended March 31, 2006, and in the event the merger is not consummated, those forecasted to be acquired during the remainder of 2006. As of March 31, 2006, CRP has adequate construction funding to complete and open the properties under construction, which CRP expects will generate additional operating cash flow.

The merger agreement provides, among other things, that CRP cannot incur additional indebtedness other than an additional $25.0 million in draw downs under CRP’s revolving line of credit or issue equity or convertible securities without the prior written consent of HCP. In addition, the merger agreement limits CRP’s ability to invest in and encumber assets, make loans and dispose of assets without the prior written consent of HCP. The restriction on CRP’s ability to utilize sources of liquidity could have a material adverse affect on CRP’s liquidity position. However, although there can be no assurances that the merger will be consummated, CRP expects to have sufficient liquidity from cash on hand, cash from operations and availability of funds from the revolving line of credit to fund all liquidity needs through the expected closing of the merger in the third quarter of 2006.

Cash from Operating Activities as of March 31, 2006

Net cash provided by operating activities was $55.5 million and $52.8 million for the three months ended March 31, 2006 and 2005, respectively. The increase was due, in part, to an increase in operating income and collection of past due accounts receivable, offset by higher interest costs due to an increase in the average amount of debt outstanding, reductions in accounts payable and inflows from security deposits from property acquisitions. Net cash from operating activities included draws on tenant and operator rent guarantees of $1.9 million and $0.8 million, respectively.

Accounts Receivable. The ability to collect rents from CRP’s tenants when contractually due is critical to CRP’s ability to meet short- and long-term cash obligations. CRP closely monitors rent collections and works closely with the tenants and operators of properties that are unable to pay full rent.

Accounts and other receivables, net decreased $3.7 million to $19.8 million at March 31, 2006, from $23.5 million at December 31, 2005, consisting of a $2.1 million decrease in accounts and other receivables and a $1.6 million increase in the reserve for doubtful accounts. The $2.1 million decrease in accounts and other receivables was due to (i) a decrease in other receivables of $1.3 million and (ii) a $1.6 million reduction due to the reclassification of rental revenues receivable from current receivables to deferred receivables, partially offset by (iii) an increase in rental revenues receivable of $0.9 million. The $1.6 million increase in the reserve for doubtful accounts included $1.2 million for a portfolio of 19 properties whose operator guarantee had expired in December 31, 2005. Past due rents receivable were $14.4 million and $14.8 million at March 31, 2006, and December 31, 2005, respectively. At March 31, 2006, $7.3 million of the $8.8 million allowance for doubtful accounts was attributable to HRA tenants (HRA tenants consist of 10 of CRP’s tenants, each of which is thinly capitalized and is a subsidiary or affiliate of Harbor Retirement Associates, LLC).

In January 2006, CRP amended and restated the leases of a 14-property direct finance lease portfolio by extending the termination date by 5 years; all other lease terms were unchanged. The effective return on the leases increased to 12.7% from 11.9%.

Based on CRP’s analysis of estimated future cash flows to be generated by certain properties for which CRP currently has reserves, CRP expects that certain delinquent amounts will be collected in 2006.

Cash from Investing Activities as of March 31, 2006

Net cash used in investing activities was $218.2 million and $201.5 million for the three months ended March 31, 2006 and 2005, respectively. The increase was due primarily to advances under the senior secured term loan offset by a reduction in the number of properties acquired and the payment of acquisition fees related to the close of CRP’s equity offering.

Property Acquisitions. In January 2006, CRP acquired majority equity interests in seven medical facilities for $84.5 million which CRP funded, in part, with proceeds from a new $56.3 million, ten-year mortgage loan.

In February 2006, CRP acquired a senior housing property (types of CRP’s properties which include independent living, assisted living and skilled nursing facilities, continuing care retirement communities and life care communities are collectively “senior housing”) that is being developed. The project is expected to be completed in the fourth quarter of 2006 with an estimated cost of $5.7 million.

In March 2006, CRP acquired majority equity interests in five medical facilities for $72.6 million which CRP funded, in part, with proceeds from a new $47.2 million, ten-year mortgage loan.

Also in March 2006, CRP acquired a majority equity interest in another medical facility for $24.5 million, which CRP funded with cash on hand.

During the first quarter of 2006, one senior housing facility that was under development as of December 31, 2005, commenced operations.

Other Investments. During the three months ending March 31, 2006, CRP advanced $18.0 million under the senior secured term loan. The balance outstanding under the senior secured term loan was $34.0 million at March 31, 2006.

Cash from Financing Activities as of March 31, 2006

Net cash provided by financing activities was $170.0 million and $198.6 million for the three months ended March 31, 2006 and 2005, respectively. The decrease was due primarily to reduced proceeds from permanent and construction financing as a result of the reduction in the number of properties acquired during the period, the repayment of a construction facility in 2006 and increased aggregate distributions to stockholders (due to the higher number of shares outstanding), offset by increased proceeds from CRP’s revolving line of credit, net proceeds from CRP’s equity offering and minority interest contributions.

Common Stock Offerings. CRP completed the 2004 offering on March 26, 2006. During the three months ended March 31, 2006, CRP raised $103.2 million in subscription proceeds from the 2004 offering. Total subscription proceeds received from the 2004 offering and the four prior public offerings amount to $2.7 billion at March 31, 2006.

During each of the quarters ended March 31, 2006 and 2005, CRP incurred $8.2 million in offering costs, including $7.6 million and $6.5 million, respectively, in selling commissions and marketing support fees. These amounts are treated as stock issuance costs and charged to stockholders’ equity.

Redemptions. CRP has a redemption plan under which CRP may elect to redeem shares, subject to certain conditions and limitations. During the quarters ended March 31, 2006 and 2005, 1,724,246 shares and 847,143 shares, respectively, were redeemed and retired for $16.4 million and $8.0 million, respectively. CRP’s board of directors has determined that it is in the best interest of CRP to suspend CRP’s redemption plan, beginning with the second quarter of 2006. The suspension of CRP’s redemption plan is effective as of June 15, 2006, and therefore no shares of CRP’s common stock will be redeemed for the second quarter of 2006.

Distributions. CRP’s board of directors authorized distributions to CRP’s stockholders of $45.5 million and $42.6 million during the quarters ended March 31, 2006 and 2005, respectively. In addition, on April 1 and May 1, 2006, CRP’s board of directors authorized distributions to stockholders of record on those dates, totaling $31.3 million, or $0.0592 per share of common stock at each record date, payable by June 30, 2006. During 2006, CRP intends to maintain CRP’s quarterly distribution payment rate to stockholders of $0.1776 per share. During the three months ended March 31, 2006, cash flow generated from operating activities was sufficient to fund the distribution to stockholders. CRP expects that cash flow generated from operations will continue to be sufficient to fund distribution payments; however, if cash flow generated from operations is not sufficient, CRP may use borrowings under CRP’s revolving line of credit to cover such shortage, subject to limitations imposed by the merger agreement, as described above.

Borrowings as of March 31, 2006

Revolving Line of Credit. At March 31, 2006, $105.0 million was outstanding under CRP’s $320.0 million revolving line of credit. The revolving line of credit requires interest-only payments at LIBOR plus a percentage that fluctuates depending on CRP’s aggregate amount of debt outstanding in relation to CRP’s total assets (6.52% all-in rate at March 31, 2006, which represents a pricing of LIBOR plus 170 basis points). The amount available for use under the revolving line of credit is subject to certain limitations based on the pledged collateral. As of March 31, 2006, the revolving line of credit was collateralized by 36 properties with a carrying value of $389.4 million that, in the aggregate, allowed us to draw up to $283.0 million. Per the terms of the merger agreement, CRP is only permitted to draw up to an additional $25.0 million under the revolving line of credit without HCP’s prior written consent.

Mortgages Payable. At March 31, 2006, CRP had $1.4 billion in mortgage debt secured by properties with an aggregate carrying value of $2.4 billion. Interest rates on the mortgage notes ranged from 4.85% to 8.42% with a weighted-average rate of 5.87% at March 31, 2006. In the event the merger is not consummated, CRP expects to refinance loans as they mature, or CRP may use borrowings under its revolving line of credit to pay down maturities, subject to limitations imposed by the merger agreement as described above.

In January 2006, CRP entered into a $56.3 million, ten-year mortgage loan that bears fixed-rate interest at 5.59%. Payments for the first five years are interest only, with principal payments beginning in March 2011.

In February 2006, CRP entered into a $33.0 million mortgage loan and used the proceeds and cash on hand to pre-pay a $48.0 million construction loan facility with a principal balance of $41.9 million. The new interest-only, five-year loan bears interest at a rate equal to LIBOR plus 150 basis points (6.13% all-in rate at March 31, 2006).

In March 2006, CRP entered into a $47.2 million, ten-year mortgage loan that bears fixed-rate interest at 5.81%. Payments for the first five years are interest only, with principal payments beginning in May 2011.

Approximately 29% of the aggregate of CRP’s mortgage notes payable, construction loans payable and amount outstanding under CRP’s revolving line of credit at March 31, 2006, was subject to variable interest rates; therefore, CRP is exposed to market changes in interest rates as explained in “Quantitative and Qualitative Disclosures About Market Risk.” Some of CRP’s variable-rate loans contain provisions that allow us to convert the variable interest rates to fixed interest rates based on U.S. Treasury rates plus a premium at the time the conversion option is exercised. Fixed interest rates range from 4.85% to 8.42% with a weighted-average rate of 5.95%. Certain fixed-rate loans assumed by CRP contain substantial prepayment penalties and/or defeasance provisions that may make it economically unfavorable to prepay the loans prior to their maturity dates. Many of the loans have financial covenants which are typically found in commercial loans and which are primarily based on the operations of the properties. Certain loans contain extension options with terms similar to the initial loan terms.

During the first three months of 2006, CRP incurred $1.5 million in loan costs in connection with the placement and assumption of permanent financing facilities. CRP was reimbursed $2.7 million from a lender for previously paid rate locks and expense deposits.

Construction Loans Payable. Total construction loans outstanding at March 31, 2006, were $108.5 million, and total liquidity remaining under CRP’s construction loans was $33.7 million. During the three months ended March 31, 2006, CRP prepaid a construction loan facility with a $41.9 million balance, entered into a new construction loan facility of $7.7 million and collectively drew a net of $10.1 million under all of CRP’s construction loans related to certain properties in various stages of development. The loans are variable interest rate loans and mature from November 2006 through December 2013. CRP anticipates that CRP will obtain permanent financing to pay the construction loans as they become due or CRP may use borrowings under CRP’s revolving line of credit, subject to limitations imposed by the merger agreement, as described above.

Bonds Payable. At March 31, 2006 CRP had $101.2 million of non-interest bearing life care bonds at CRP’s two CCRCs and non-interest bearing occupancy fee deposits at another of CRP’s senior housing facilities, all of which were payable to certain residents of the facilities (collectively “bonds”). During the first quarter of 2006, the tenants of the facilities issued new bonds to new residents of the facilities totaling $5.4 million and used the proceeds from the bonds issued in the current period and prior periods to retire $2.2 million of bonds on CRP’s behalf. At March 31, 2006, $66.5 million of the bonds were refundable to the residents upon the resident moving out or to a resident’s estate upon the resident’s death and $34.7 million of the bonds were refundable after the unit has been successfully remarketed to a new resident. Excess bond redemptions over bond issuance, if any, will be funded from prior net bonds issuance reserves (to the extent available) or from available operating cash flow.

Contractual Obligations as of March 31, 2006

The following table presents CRP’s contractual cash obligations and related payment periods as of March 31, 2006 (in thousands):

	Less than 1 Year	2 - 3 Years	4 - 5 Years	Thereafter	Total
Mortgages payable	$76,517	$227,394	$515,537	$533,381	$1,352,829
Construction loans payable	80,546	—	16,109	11,817	108,472
Ground leases	761	1,722	1,731	42,746	46,960
DASCO office lease	153	418	437	245	1,253
Revolving line of credit	—	105,000	—	—	105,000
Bonds payable(1)	—	—	—	101,188	101,188
Security deposits and rent support	—	—	—	23,386	23,386
	$157,977	$334,534	$533,814	$712,763	$1,739,088

(1)           Of this amount, $66.5 million was due upon the resident moving out or the resident’s death and $34.7 million was due upon the unit being successfully remarketed to a new resident. It is expected that the proceeds from the issuance of new refundable life care bonds will be used to retire the existing bonds; therefore, bond redemptions are not expected to create a current net cash obligation.

Results of Operations as of March 31, 2006

Comparison of the three months ended March 31, 2006 to the three months ended March 31, 2005

Net income for the three months ended March 31, 2006, totaled $35.8 million or $0.14 per share of common stock ($36.2 million or $0.14 per share of common stock from continuing operations), as compared to net income of $32.6 million or $0.14 per share of common stock ($38.5 million or $0.16 per share of common stock from continuing operations) for the three months ended March 31, 2005. The 5.8% decrease in income from continuing operations was primarily due to increases in operating expenses and interest and loan cost amortization expenses which more than offset the increase in revenue. The 9.6% increase in net income in the first quarter of 2006 was primarily due to the recognition of an impairment charge on discontinued operations in the first quarter of 2005. These changes are discussed in further detail below.

Revenues

Rental and earned income from leases. At March 31, 2006, CRP owned 274 properties, including 14 properties acquired in 2006, compared to 244 properties owned at March 31, 2005, of which 22 properties were acquired during the first quarter 2005. As a result of the increase in the number of properties, rental and earned income from leases from properties from continuing operations increased 15.8% to $97.3 million, including $11.1 million as a result of straight-lining rent escalations throughout the lease terms for the three months ended March 31, 2006, compared to $84.0 million, including $11.8 million of straight-line rent revenue, for the three months ended March 31, 2005. The $13.3 million increase in rental and earned income from leases was comprised of $10.7 million from operations of the properties that were acquired or construction properties that commenced operations during 2005 and 2006 and $2.6 million from properties owned as of January 1, 2005.

FF&E reserve income. FF&E reserve income from continuing operations increased 25.9% to $2.0 million for the three months ended March 31, 2006, from $1.6 million for the three months ended March 31, 2005. The increase of $0.4 million was primarily due to contractual increases in FF&E reserve funding from tenants.

Tenant expense reimbursement revenue. Tenant expense reimbursement revenue from continuing operations increased 69.1% to $4.6 million for the three months ended March 31, 2006, from $2.7 million for the three months ended March 31, 2005. These revenue increases in 2006 reflect an increase of $0.7 million in additional revenues from medical facilities that were owned as of January 1, 2005, $0.9 million from properties acquired during 2005 and $0.3 million from properties that were acquired or properties that commenced operations during 2006. Contractual recoveries from tenants represented 61% and 49% of CRP’s medical facilities operating expenses for the three months ended March 31, 2006 and 2005, respectively.

Property management and development fees and loan interest income. Property management and development fees from The DASCO Companies, LLC decreased revenue by $1.0 million and loan interest income from the senior secured term loan increased revenue by $0.6 million for the three months ended March 31, 2006.

Expenses

Senior housing property expenses. Senior housing property expenses from continuing operations was $0.3 million for each of the three months ended March 31, 2006 and 2005.

Medical facilities operating expenses. Medical facilities operating expenses from continuing operations increased 36.4% to $7.5 million for the three months ended March 31, 2006, from $5.5 million for the three months ended March 31, 2005. The increase was comprised of $0.2 million related to the operations of the medical facilities that were owned as of January 1, 2005, $1.3 million for properties acquired during 2005 and $0.5 million related to the operations of the medical facilities that were acquired during 2006. CRP is generally responsible for the medical facilities’ property operating expenses; however, under the terms of the leases, CRP recovers a portion of the expenses from the tenants.

General and administrative. General and administrative expenses from continuing operations increased 17.8% to $4.7 million from $4.0 million for the three months ended March 31, 2006 and 2005, respectively. The increase was due to the increased number of properties owned during 2006 and increased legal and consulting fees.

Asset management fees to related party. Asset management fees from continuing operations increased 17.9% to $5.1 million for the three months ended March 31, 2006, from $4.3 million for the three months ended March 31, 2005. The increase was primarily related to new operating properties that were acquired, or newly constructed and commenced operations during 2005 and 2006.

Provision for doubtful accounts. CRP recognized a provision for doubtful accounts from continuing operations for the three months ended March 31, 2006 and 2005, of $1.5 million and $0.8 million, respectively. The first-quarter 2006 provision was primarily related to a $1.2 million reserve on a portfolio of 19 properties for which the operator guarantee had expired on December 31, 2005. The first-quarter 2005 provision was related to three senior housing portfolios and various medical facility tenants.

Depreciation and amortization. Depreciation and amortization expense increased 18.5% to $27.0 million for the three months ended March 31, 2006, from $22.7 million for the three months ended March 31, 2005, as a result of the increase in properties subject to operating leases during 2005. The $4.3 million depreciation and amortization expense increase was comprised of $0.3 million from operations of the properties owned as of January 1, 2005, and $4.0 million from operations of the properties that were acquired or had been under construction and commenced operations during 2005 and 2006.

Interest and other income

During the three months ended March 31, 2006 and 2005, CRP earned $0.7 million and $0.6 million, respectively, in interest income primarily from investments in money market accounts and other short-term, highly liquid investments.

Interest and loan cost amortization expense

Interest and loan cost amortization expense increased 49.2% to $23.2 million for the three months ended March 31, 2006 from $15.5 million for the three months ended March 31, 2005. The increase was primarily due to an increase in the average amount of debt outstanding as CRP continues to shift its reliance away from equity-offering proceeds to fund CRP’s property acquisitions and other capital needs. The weighted-average interest rate was 6.0% for the three months ended March 31, 2006 as compared to 5.1% for the three months ended March 31, 2005.

Discontinued operations

Loss from discontinued operations for the three months ended March 31, 2006 was $0.5 million compared to $5.8 million for the three months ended March 31, 2005. The change was primarily due to an impairment charge of $6.2 million recorded in the first quarter of 2005, partially offset by a first-quarter 2006 net loss of $0.5 million on the sale of two properties and a provision for doubtful accounts of $0.1 million recorded in the first quarter of 2006.

Inflation and Trends as of March 31, 2006

CRP’s senior housing leases are triple-net leases and contain provisions that CRP believes will mitigate the effect of inflation. These provisions include clauses requiring automatic increases in base rent at specified times during the term of the lease (generally on an annual basis) and the payment of contingent rent if properties achieve specified operating thresholds (based on factors such as a percentage of gross revenue above a specified level). CRP has also invested in medical facilities, which include both triple-net and gross basis leases. These leases also contain provisions that mitigate the effect of inflation, such as scheduled base rent increases during the lease terms and, with respect to gross leases, the reimbursement of future increases in operating expenses (including real estate taxes, insurance, repairs, maintenance and utilities) over a specified base amount. Inflation and changing prices may have an adverse impact on the potential disposition of the properties and on appreciation of the properties.

CRP believes that changes and trends in the healthcare industry will continue to create opportunities for growth of senior housing and other healthcare facilities, including (i) the growth of operators serving specific healthcare niches, (ii) the consolidation of providers and facilities through mergers, integration of physician practices, and elimination of duplicative services, (iii) the pressures to reduce the cost of providing quality healthcare, (iv) more dual-income and single-parent households leaving fewer family members available for in-home care of aging parents and necessitating more senior care facilities, and (v) an anticipated increase in the number of insurance companies and healthcare networks offering privately funded long-term care insurance. Additionally, CRP believes that demographic trends are significant when looking at the potential for future growth in the healthcare industry. Today’s baby boomers (those born between 1946 and 1964) will begin reaching age 65 as early as 2011. According to the U.S. Census Bureau, the age 65 plus population is projected to more than double between now and the year 2050, to 82 million. Most of this growth is expected to occur between 2010 and 2030 when the number of older adults is projected to grow by an average of 2.8% annually.

CRP believes that during 2005, the senior housing industry experienced increased occupancies and average daily rates, and generally the facilities operated at a higher level of efficiency. The success of the future operations of CRP’s properties will depend largely on each tenant’s and operator’s ability to adapt to dominant trends in the industry in each specific region, including, among others, greater competitive pressures, increased consolidation and changing demographics.

CRP is not aware of any material trends, favorable or unfavorable, in either capital resources or the outlook for long-term cash generation, nor does CRP expect any material changes in the availability and relative cost of such capital resources. Assuming the inflation rate remains low and long-term interest rates do not increase significantly, CRP believes that inflation will not impact the availability of debt financings.

Funds from Operations as of March 31, 2006

CRP considers funds from operations, or FFO, to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and as used herein, means net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. (Net income determined in accordance with GAAP includes the non-cash effect of straight-lining rent increases throughout the lease terms. This straight-lining is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. During the three months ended March 31, 2006 and 2005, net income included $11.1 million and $11.8 million, respectively, of these amounts.) CRP believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of CRP’s operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or CRP’s ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies. Accordingly, CRP believes that in order to facilitate a clear understanding of the consolidated historical operating results, FFO should be considered in conjunction with CRP’s net income and cash flows as reported in the accompanying consolidated financial statements and notes thereto.

The following is a reconciliation of net income to FFO (in thousands):

	Three Months Ended March 31,
	2006	2005
Net income	$35,752	$32,635
Adjustments:
Depreciation of real estate assets
Continuing operations	23,217	19,392
Discontinued operations	—	110

Amortization of lease intangibles
Continuing operations	3,618	3,318
Discontinued operations	—	10

Amortization of deferred leasing costs
Continuing operations	114	25

Effect of unconsolidated entity	101	61

Effect of minority interests	(194)	(105)
	$62,608	$55,446
FFO per share (basic and diluted)	$0.24	$0.23

Related Party Transactions as of March 31, 2006

CRP retained the Advisor as CRP’s advisor to provide management, acquisition, advisory and administrative services relating to CRP’s properties, mortgage loans, secured equipment lease program, other loans and other permitted investments pursuant to an advisory agreement dated May 14, 2004 (the “Advisory Agreement”) that was renewed pursuant to a renewal agreement effective May 3, 2005 for a one-year term (the “2005 Renewal Agreement”) and was amended by an amendment to the 2005 Renewal Agreement on July 13, 2005 (the “2005 Renewal Amendment” together with the 2005 Renewal Agreement, the “2005 Renewal Agreements”). On May 1, 2006, CRP entered into a renewal agreement (the “2006 Renewal Agreement”) with the Advisor, pursuant to which the Advisory Agreement was renewed, as amended by the 2005 Renewal Agreements, for an additional one-year term commencing on May 3, 2006 and ending on May 3, 2007. The Advisory Agreement may be terminated at an earlier date upon 60 days prior written notice by either party or by mutual consent of the parties. Certain of CRP’s directors and officers hold similar positions with the Advisor, the parent company of the Advisor and the managing dealer of CRP’s public offerings, CNL Securities Corp. CRP’s chairman of the board indirectly owns a controlling interest in the parent company of the Advisor.

Pursuant to the Advisory Agreement, as amended and renewed, the Advisor and its affiliates earn certain fees and are entitled to receive reimbursement of certain expenses. During the three months ended March 31, 2006 and 2005, CRP incurred acquisition fees of $7.3 million and $13.5 million, respectively, for, among other things, identifying properties and structuring the terms of the leases (equal to 3.0% of gross offering proceeds and loan proceeds from permanent financing from May 3,

2005 until the present and equal to 4.0% of gross offering proceeds and loan proceeds from May 14, 2004 through May 2, 2005). These fees are included in other assets in the accompanying consolidated balance sheets prior to being allocated to individual properties or intangible lease costs.

CRP incurred monthly asset management fees totaling $5.1 million and $4.5 million during the three months ended March 31, 2006 and 2005, respectively, (0.05% of CRP’s real estate asset value, as defined in the Advisory Agreement, and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month).

The Advisor and its affiliates also provide various administrative services, including, but not limited to, accounting; financial, tax, insurance administration and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations. During the three months ended March 31, 2006 and 2005, CRP incurred $0.6 million and $2.0 million for these services, respectively.

CNL Securities Corp. received fees based on the amounts raised from CRP’s offerings equal to: (i) selling commissions of 6.5% of gross proceeds under the 2004 offering and 7.5% under the prior offerings, (ii) a marketing support fee of 2.0% of gross proceeds under the 2004 Offering and 0.5% under the prior offerings and (iii) beginning on December 31, 2003, an annual soliciting dealer servicing fee equal to 0.2% of the aggregate proceeds raised in a prior offering. Affiliates of the Advisor are reimbursed for certain offering expenses incurred on CRP’s behalf. Offering expenses incurred by the Advisor and its affiliates on CRP’s behalf, together with selling commissions, the marketing support fee and due diligence expense reimbursements do not exceed 13% of the proceeds raised in connection with the offerings. During each of the quarters ended March 31, 2006 and 2005, CRP incurred $8.2 million for these fees and costs. These amounts are treated as stock issuance costs and charged to stockholders’ equity.

CRP owns a 9.90% interest in CNL Plaza, Ltd. (the “Owner”), a limited partnership that owns an office building located in Orlando, Florida, in which the Advisor and certain affiliates of CNL Financial Group (“CFG”) lease office space. CFG owns a controlling interest in the parent company of the Advisor and is indirectly wholly owned by James M. Seneff, Jr., CRP’s chairman of the board, and his wife. Robert A. Bourne, CRP’s vice-chairman of the board and treasurer, is an officer of CFG. The remaining interests in the Owner are held by several entities with present or former affiliations with CFG, including: CNL Plaza Venture, Ltd., which has a 1% interest as general partner of the Owner and whose general partner is indirectly wholly owned by Mr. Seneff and his wife; CNL Corporate Investors, Ltd., which is indirectly wholly owned by Messrs. Seneff and Bourne, and which has a 54.45% interest, as a limited partner, in the Owner; CNL Hotels & Resorts, Inc. which has a 9.90% interest, as a limited partner, in the Owner; and Commercial Net Lease Realty, Inc., which has a 24.75% interest, as a limited partner, in the Owner. CRP also owns a 9.90% interest in CNL Plaza Venture, Ltd. (the “Borrower”), a Florida limited partnership, which is the general partner of the Owner. The remaining interests in the Borrower are held by the same entities in the same proportion described above with respect to the Owner.

In 2004, the Owner conveyed a small portion of the premises underlying the parking structure adjacent to its office building, valued by the parties at $0.6 million, to CNL Plaza II, Ltd., a limited partnership in which Messrs. Seneff and Bourne own a 60% interest and 40% interest, respectively, as part of the development of the premises surrounding the building. The purpose of the conveyance was to adjust the percentage fee simple ownership under the parking structure so as to allow joint parking privileges for a new office building that was developed in 2005 and is owned by CNL Plaza II, Ltd. In connection with this transaction, the Owner received an ownership interest in a cross-bridge that was constructed and an anticipated benefit from a reduction in the allocation of its operating expenses for the parking structure. In addition, the Owner received additional consideration pursuant to a purchase price adjustment.

On September 30, 2005, CRP executed a pro rata, several guarantee limited to 16.67%, or $2.3 million, of a $14.0 million uncollateralized promissory note of the Borrower that matures December 31, 2010.

CRP maintains bank accounts in a bank in which certain of CRP’s officers and directors, including Messrs. Seneff and Bourne, serve as directors and are principal stockholders. The amounts deposited with this bank were $4.9 million and $3.1 million at March 31, 2006 and December 31, 2005, respectively.

CRP’s chairman of the board is a director in a hospital that leases office space in seven of the medical facilities that CRP acquired in August 2004. Additionally, one of CRP’s independent directors is a director in a health system that leases office space in one of the medical facilities that CRP acquired in April 2004. During the three months ended March 31, 2006 and 2005, these hospitals contributed less than 1% of CRP’s total revenues.

Subsequent Events

Reinvestment Plan. CRP’s board of directors has determined that it is in CRP’s best interest to terminate CRP’s distribution reinvestment plan, beginning with the second quarter of 2006. The termination of CRP’s distribution reinvestment plan is effective as of June 15, 2006, and therefore no distributions to CRP’s stockholders will be reinvested in shares of CRP’s common stock pursuant to CRP’s distribution reinvestment plan for the second quarter of 2006.

CRP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2005

Business Overview as of December 31, 2005

CRP’s continuing focus during 2005 was on (i) stabilizing the operating performance of its properties, (ii) developing new relationships and strengthening existing relationships with CRP’s tenants, operators and managers (iii) strengthening existing relationships with lenders, and (iv) raising capital through CRP’s equity offering and investing the proceeds in properties and other permitted investments.

(i)            CRP worked closely with CRP’s tenants and operators to identify cash flow enhancing strategies where it identified deficiencies. Where necessary, CRP restructured lease terms and made capital expenditures to upgrade the properties, on which CRP will receive a return from the tenant. CRP also determined to hold for sale and recognized impairment losses on three properties that were identified as under-performing when acquired with their respective portfolios.

(ii)           CRP developed new relationships with senior housing tenants and operators. In addition, CRP entered into a new relationship with Cirrus to acquire, manage and develop new and existing medical facilities. As of March 15, 2006, CRP has acquired 14 medical facilities and two specialty hospitals through this relationship. CRP continued to foster its relationship with DASCO which, as of December 31, 2005, managed forty-eight of CRP’s medical facilities and was developing five of CRP’s medical facilities.

(iii)          CRP strengthened its relationship with lenders as CRP obtained or assumed $348.6 million of permanent financing, entered into interest rate swap agreements tied to debt with an aggregate notional amount of $233.8 million that reduced CRP’s aggregate variable-interest-rate debt, drew $63.4 million under CRP’s construction loan facilities and amended CRP’s revolving line of credit to increase the borrowing capacity to $400.0 million under more favorable terms. Additionally, CRP prepaid $58.3 million of above-market variable-interest-rate mortgage debt and repaid $60.0 million under a term loan.

(iv)          During the year ended December 31, 2005, CRP received gross offering proceeds net of redemptions of $178.4 million. CRP invested $435.4 million in the acquisition of 40 properties, the funding of CRP’s development projects and ongoing capital improvements of CRP’s properties. CRP also funded a $16.0 million loan advance to a Cirrus affiliate under a five-year $85.0 million, senior secured term loan to finance the acquisition, development, syndication and operation of new and existing surgical partnerships.

As of December 31, 2005, CRP held real estate assets located in 33 states consisting of (dollars in thousands):

	Number of properties	Investment at December 31, 2005
Senior Housing facilities:
Operating	183	$2,820,657
Under construction	1	37,669
Medical Facilities:
Operating	68	639,174
Under construction	5	5,611
	257	$3,503,111
Real estate held for sale	5	$12,692

Liquidity and Capital Resources as of December 31, 2005

CRP primarily invests in or develops properties and may invest in other permitted investments. As of March 15, 2006, CRP has relied on the sale of CRP’s common stock to fund a significant portion of CRP’s property investments. CRP also obtained funds through borrowings under permanent or construction financing, operating activities and draws on CRP’s revolving line of credit. The 2004 offering will close on or before March 26, 2006, and CRP does not presently intend to commence a new offering. Therefore, CRP will need to rely on other sources of capital or debt to fund property acquisitions and development. CRP believes that over the short term, which is less than 12 months, borrowings under permanent or construction financing, draws on CRP’s revolving line of credit and cash on hand at December 31, 2005, will be sufficient to meet CRP’s forecasted capital requirements for property investments, senior secured term loan funding, capital expenditures and the re-tenanting of CRP’s medical facilities. Over the long term, which is 12 months or more, and subject to the terms of the merger agreement, CRP may raise capital by encumbering properties, entering into joint venture agreements with respect to CRP’s investments in new or existing properties, issuing preferred stock, selling existing properties, or CRP may stop investing in properties.

Operating cash flow for the year ended December 31, 2005, was $188.3 million and is expected to increase with a full year of operations for the 40 properties that CRP acquired during 2005 and those forecasted to be acquired during 2006. As of December 31, 2005, CRP has adequate construction funding to complete and open the properties under construction which CRP expects to generate additional operating cash flow.

CRP expects to continue to be able to pay distributions to maintain its REIT status, which requires that CRP distribute at least 90% of its taxable income to stockholders. Operating cash flow is expected to provide a significant portion of CRP’s distributions, and to the extent necessary, CRP may borrow funds from its revolving line of credit to make distributions to stockholders. During 2006 until the closing of the merger, CRP intends to maintain its quarterly distribution payment rate to stockholders of $0.1776 per share. CRP expects that cash flow generated from operations will be sufficient to fund distribution payments; however, if cash flow generated from operations is not sufficient, CRP may use borrowings under its revolving line of credit to cover such shortage.

Common Stock Offerings as of December 31, 2005

Upon formation in December 1997, CRP received an initial capital contribution of $200,000 for 20,000 shares of common stock from the Advisor. From CRP’s inception through December 31, 2005, CRP has made five public offerings of CRP’s common stock and received subscriptions as follows (in thousands):

		Offering		Subscriptions
Offering	Date Completed	Shares(a)	Amount	Shares(b)	Amount
Initial Offering	September 2000	15,500	$155,000	972	$9,719
2000 Offering	May 2002	15,500	155,000	15,500	155,000
2002 Offering	April 2003	45,000	450,000	45,000	450,000
2003 Offering	April 2004	175,000	1,750,000	156,793	1,567,925
2004 Offering	March 26, 2006	400,000	4,000,000	41,548	415,485
		651,000	$6,510,000	259,813	$2,598,129

(a)                                  Includes reinvestment plan shares of 500 in each of the initial and 2000 offerings, 5,000 in the 2002 offering, 25,000 in the 2003 offering and 15,000 in the 2004 offering.

(b)                                 Includes reinvestment plan shares of 5 in the initial offering, 42 in the 2000 offering, 129 in the 2002 offering, 1,728 in the 2003 offering and 8,749 in the 2004 offering.

The price per share of all of the equity offerings of CRP’s common stock has been $10.00 per share with the exception of (i) shares purchased pursuant to volume or other discounts and (ii) shares purchased through CRP’s reinvestment plan which are currently priced at $9.50 per share. Selling commissions, marketing support fees, due diligence expense reimbursements and other offering expenses have not exceeded 13% of gross proceeds.

For the year ended December 31, 2005, net proceeds received from CRP’s offering of shares, after deduction of selling commissions, marketing support fees, due diligence expense reimbursements, offering expenses and redemptions, totaled approximately $160.0 million.

During the period January 1, 2006 through March 15, 2006, CRP received additional net offering proceeds of $24.6 million, proceeds from new permanent financing of $89.3 million and incurred acquisition fees and costs of $3.5 million, including $2.7 million related to acquisition fees on the new permanent financing.

If the merger is not consummated and if CRP does not list its shares by December 31, 2008, CRP will commence an orderly liquidation of its assets and the distribution of net proceeds to CRP’s stockholders. CRP continues to monitor the market to determine if or when to list or pursue other strategic alternatives.

Redemptions as of December 31, 2005

CRP has a redemption plan under which CRP may elect to redeem shares, subject to certain conditions and limitations. Under the redemption plan, prior to such time, if any, as a listing occurs, any stockholder who has held shares for at least one year may present all or any portion equal to at least 25% of their shares to CRP for redemption in accordance with the procedures outlined in the redemption plan. Upon presentation, CRP may, at its option, redeem the shares for cash, subject to certain conditions and limitations. Redemptions are limited to the extent sufficient funds are available, however, at no time during any 12-month period may the number of shares CRP redeems exceed 5% of the number of shares of CRP’s outstanding common stock at the beginning of the 12-month period. The full amount of proceeds from CRP’s distribution reinvestment plan is available for redemptions. In addition, CRP may, at its discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of CRP’s common stock for redemptions. In the second quarter of 2004, CRP amended its redemption plan to change CRP’s redemption price from $9.20 per share to $9.50 per share. During the years ended December 31, 2005, 2004 and 2003, 3,904,039 shares, 685,396 shares and 131,781 shares, respectively, were redeemed and retired for $37.1 million, $6.5 million and $1.2 million, respectively.

Property Acquisitions as of December 31, 2005

At December 31, 2005, CRP’s investment portfolio consisted of 262 properties located in 33 states with an aggregate investment amount of approximately $3.5 billion compared to 222 properties located in 32 states with an aggregate investment amount of approximately $3.2 billion at December 31, 2004. During 2005, CRP invested $435.4 million in 40 properties, including the payout of $9.5 million in earnouts to the seller of two properties acquired in 2003. The properties acquired were (i) 18 senior housing facilities, consisting primarily of assisted living and independent living facilities, (ii) 21 medical facilities consisting of 18 medical office buildings, 5 of which were under construction, one specialty hospital and 2 walk-in clinics and (iii) a 10.4 acre parcel of land which CRP intends to sell. Two senior housing facilities and four medical facilities that were under construction at December 31, 2004 or when acquired during 2005 commenced operations during 2005. With the exception of one senior housing facility, CRP, as lessor, entered into long-term, triple-net lease agreements relating to the senior housing facilities and shorter-term, gross or triple-net lease agreements relating to the medical facilities. As of December 31, 2005, four of CRP’s senior housing facilities and a parcel of land were held for sale.

The 40 properties acquired during 2005 are subject to operating leases. Operating leases related to CRP’s senior housing facilities generally provide for initial terms of 15 years with options that allow the tenants to renew the leases for 5 to 20 successive years subject to the same terms and conditions as the initial leases. In addition to minimum annual base rent, a number of the senior housing leases require contingent rent if operating performance or occupancy rate thresholds, as defined in the lease agreements, are achieved. The leases generally also provide for the tenant to fund, in addition to minimum rent payments, an FF&E reserve fund. The tenant deposits funds into the FF&E reserve account and periodically uses these funds to cover the cost of the replacement, renewal and additions to furniture, fixtures and equipment. Operating leases related to CRP’s medical facilities include both triple-net and gross basis leases and generally have initial terms of 5 to 15 years. These leases provide for minimum rent and are generally subject to renewal options. The gross basis leases allow CRP to recover a portion of the medical facility operating expenses from the tenants, as specified in the lease agreements. Substantially all property leases require minimum annual base rent to be paid in monthly installments and to increase at predetermined intervals (typically on an annual basis) during the terms of the leases.

In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”), CRP allocates the value associated with having in-place operating leases at the date of acquisition to an intangible lease asset or liability considering factors associated with lease origination costs, customer relationships and above- or below-market leases. During 2005, CRP allocated $15.7 million of acquired real estate value to in-place lease origination costs and customer relationships which are amortized over the remaining terms of the leases acquired with each property, $1.3 million to an intangible lease asset related to above-market lease values which are amortized to rental income from operating leases. CRP also allocated $1.9 million to an intangible lease liability acquired with each property related to below-market lease values which are accreted to rental income from operating leases over the remaining terms of the leases, including below-market lease extension, if any.

Other Investments as of December 31, 2005

In August 2005, CRP entered into an agreement to provide a Cirrus affiliate with an interest only, five-year senior secured term loan under which up to $85.0 million (plus capitalized interest) may be borrowed to finance the acquisition, development, syndication and operation of new and existing surgical partnerships. During the first 48 months of the term, interest at the rate of 14.0% will accrue, of which 9.5% will be payable monthly and the balance of 4.5% will be capitalized; thereafter, interest at the greater of 14.0% or LIBOR plus 9.0% will be payable monthly. The loan is subject to equity contribution requirements and borrower financial covenants that will dictate draw down availability, is collateralized by all of the assets of the borrower (comprised primarily of interests in partnerships operating surgical facilities in premises leased from a Cirrus affiliate) and is guaranteed up to $50.0 million through a combination of (i) a personal guarantee of up to $13.0 million by a principal of Cirrus and (ii) a guarantee of the balance by other principals of Cirrus under arrangements for recourse limited only to their interests in certain entities owning real estate. At December 31, 2005, the balance outstanding under the senior secured term loan was $16.0 million.

In connection with the senior secured term loan, CRP received stock warrants which are exercisable into a 10% to 15% ownership interest of the borrower. The stock warrants are exercisable at the earlier of an event of default or the full repayment of the senior secured term loan and expire in September 2015.

In August 2004, CRP acquired a 55% interest in DASCO for $6.0 million including closing costs. CRP allocated $5.8 million to goodwill, which represents the excess of the purchase price paid plus closing costs over the fair market value of the tangible assets (office furniture and equipment) acquired in the business acquisition. The purchase of the 55% interest in DASCO has provided and may continue to provide opportunities for CRP to participate in new medical office development and acquisition opportunities, as well as enter the business of managing medical facilities. As of December 31, 2005, DASCO managed forty-eight of CRP’s medical facilities and was developing five of CRP’s medical facilities.

CRP owns a 9.90% interest in CNL Plaza, Ltd., a limited partnership that owns an office building located in Orlando, Florida, in which the Advisor and certain affiliates of the Advisor’s parent company lease office space. CRP’s initial equity investment in the partnership was $0.3 million. CRP’s share in the limited partnership’s distributions is equivalent to CRP’s equity interest in the limited partnership. The remaining interests in the limited partnership are owned by several entities with present or former affiliations with the Advisor’s parent company. On September 30, 2005, CRP severally guaranteed 16.67%, or $2.3 million, of a $14.0 million uncollateralized promissory note of the limited partnership that matures December 31, 2010. As of December 31, 2005, the uncollateralized promissory note had an outstanding balance of $13.9 million. CRP has not been required to fund any amount under this guarantee. In the event CRP is required to fund amounts under the guarantee, CRP believes that such amounts would be recoverable either from operations of the related asset or proceeds upon liquidation.

Investments Subsequent to December 31, 2005 and Pending Investments

Investments Subsequent to December 31, 2005. In January 2006, CRP acquired seven medical facilities from Cirrus for $84.5 million which CRP funded, in part, with proceeds from a new $56.3 million, ten-year mortgage loan that bears fixed-rate interest at 5.59%. Four of the acquired properties are located in Texas, two are in Arizona and one is in Missouri, and in aggregate they contain approximately 255,000 square feet. Cirrus will manage the properties.

Pending Investments. As of March 15, 2006, CRP had initial commitments to acquire from Cirrus majority equity interests in five medical facilities for an aggregate price of $72.6 million and for which CRP has posted a $4.6 million non-refundable deposit as of December 31, 2005. Four of the medical facilities are located in Texas, and one medical facility is located in Oklahoma. CRP expects that Cirrus will manage the five medical facilities. The acquisition of each of these investments is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these investments will be acquired by CRP.

Off-Balance Sheet Arrangements as of December 31, 2005

Interest Rate Swaps. On May 5, 2005, CRP entered into two interest rate swap agreements effective June 1, 2005, and one interest rate swap agreement effective July 1, 2005, for an aggregate notional amount of $233.8 million to hedge against unfavorable fluctuations in interest rates on CRP’s variable interest rate mortgage notes payable. The hedges have a 4.19% weighted-average fixed rate plus a 1.26% weighted-average spread, resulting in an all-in fixed interest rate of 5.45% until 2010.

Borrowings as of December 31, 2005

Revolving Line of Credit. On August 23, 2005, CRP amended and restated its $85.0 million credit agreement and closed on a $320.0 million amended and restated senior secured revolving line of credit, which permits CRP to expand the borrowing capacity up to $400.0 million and extended the initial maturity date to August 23, 2007. The amount available for use under the revolving line of credit is subject to certain limitations based on the pledged collateral. The revolving line of credit is collateralized by 36 properties with a carrying value of approximately $390.4 million at December 31, 2005, that in the aggregate, currently allows CRP to draw up to $283.0 million. The revolving line of credit contains two one-year extension options and may be used to fund the acquisition and development of properties, purchase other permitted investments and for general corporate purposes. At closing, pricing was reduced from LIBOR plus 300 basis points to LIBOR plus 150 basis points. The revolving line of credit requires interest only payments at LIBOR plus a percentage that fluctuates depending on CRP’s aggregate amount of debt outstanding in relation to CRP’s total assets (6.20% all-in rate at December 31, 2005, which represents a pricing of LIBOR plus 170 basis points). At December 31, 2005, $75.0 million was outstanding under the revolving line of credit.

Term Loan. In January 2005, CRP repaid and terminated a $60.0 million, 14-day term loan used for the acquisition of certain properties until permanent financing was obtained in January 2005.

Permanent Financing. During 2005, CRP obtained $348.6 million in permanent financing by assuming existing debt or securing new debt on various properties acquired during the period and by encumbering certain existing properties with new debt. As of December 31, 2005, CRP’s aggregate permanent financing was $1.2 billion and was collateralized by properties with an aggregate net book value of $2.2 billion.

In July 2005, CRP prepaid a $10.5 million mortgage note payable using available cash at June 30, 2005. In August 2005, CRP prepaid $47.8 million in mortgage notes payable using available cash and proceeds from CRP’s revolving line of credit.

Approximately 30% of the mortgage notes payable, construction loans payable and revolving line of credit at December 31, 2005, was subject to variable interest rates; therefore, CRP is exposed to market changes in interest rates as explained in “Quantitative and Qualitative Disclosures About Market Risk” below. Some of CRP’s variable-rate loans contain provisions that allow CRP to convert the variable interest rates to fixed interest rates based on U.S. Treasury rates plus a premium at the time the conversion option is exercised. Fixed interest rates range from 4.85% to 8.42% with a weighted-average rate of 5.97%. Certain fixed-rate loans assumed by us contain substantial prepayment penalties and/or defeasance provisions that may make it economically unfavorable to prepay the loans prior to their maturity dates. Many of the loans have financial covenants which are typically found in commercial loans and which are primarily based on the operations of the properties. Certain loans contain extension options with terms similar to the initial loan terms.

During 2005, CRP incurred $11.7 million in loan costs in connection with the placement and assumption of permanent financing facilities and the amended revolving line of credit.

The table below summarizes permanent financing that CRP obtained during the year ended December 31, 2005 (dollars in thousands):

Date Funded/Assumed	Mortgage Payable	Maturity Date	Interest Rate
Fixed-Rate Debt:
January 2005	$7,108	June 2010	8.41%(1)
March 2005	39,010	April 2012	4.85%
March 2005	34,299	January 2011 - April 2013	5.69% - 7.15%
June 2005	9,500	September 2012	5.67%
June 2005	1,669	May 2008	7.51%
October 2005	57,655	November 2015	5.39%
	149,241
Variable-Rate Debt:
January 2005	100,000	January 2010	LIBOR + 1.25%
March 2005	50,000	March 2010	LIBOR + 1.50%
	150,000
Other
October 2005	49,320	October 2013	(2)
	$348,561

(1)                                  The stated interest rate of 8.41% on this loan was greater than that available to CRP in the open capital market for comparable debt at the time of assumption. Consequently, CRP recognized $0.7 million in debt premium that will be amortized over the period of the loan which reduces the effective interest rate to 5.67%. During 2005, CRP recognized $0.1 million in debt premium amortization related to this loan that is included in interest and loan cost amortization expense in the accompanying consolidated statements of income.

(2)                                  On October 3, 2005, CRP (i) exercised an extension option available under the $140.4 million mortgage notes that were to mature in October 2005, (ii) negotiated the inclusion of an $82.2 million variable-rate mortgage loan due to mature in April 2008 and (iii) drew an additional $19.4 million under the facility, all with a new maturity date of October 2013. The facility contains provisions that will allow CRP to draw an additional $58.0 million upon providing additional collateral. Of the new $242.0 million mortgage note payable, $121.0 million bears fixed-rate interest at 5.63% requiring principal and interest payments through maturity and $121.0 million bears variable-rate interest based on the 3 to 9 month Fannie Mae Discount MBS rate plus 0.95% (5.16% at December 31, 2005) requiring interest only payments through maturity. CRP also has the option to convert the variable-rate debt component to fixed-rate debt.

Construction Financing. During 2005, CRP entered into new construction loan facilities of $37.0 million and collectively drew a net of $62.1 million under all of our construction loans related to certain properties in various stages of development. Total construction loans outstanding at December 31, 2005, were $143.6 million, and total liquidity remaining was $38.9 million. The loans are variable interest rate loans and mature from November 2006 through December 2013. CRP anticipates that it will obtain permanent financing to pay the construction loans as they become due.

Bonds Payable. At December 31, 2005 CRP had $98.0 million of non-interest bearing life care bonds at our two CCRCs and non-interest bearing occupancy fee deposits at another of CRP’s senior housing facilities, all of which were payable to certain residents of the facilities (collectively “bonds”). During 2005, the tenants of the facilities issued new bonds to new residents of the facilities totaling $12.6 million and used the proceeds from the bonds issued in the current period and prior periods to retire $9.1 million of bonds on CRP’s behalf. At December 31, 2005, $68.7 million of the bonds were refundable to the residents upon the resident moving out or to a resident’s estate upon the resident’s death and $29.4 million of the bonds were refundable after the unit has been successfully remarketed to a new resident. Excess bond redemptions over bond issuance, if any, will be funded from prior net bonds issuance reserves, to the extent available or from available operating cash flow.

Contractual Obligations and Commitments as of December 31, 2005

The following table presents CRP’s contractual cash obligations and related payment periods as of December 31, 2005 (in thousands):

	Less than 1 Year	2 - 3 Years	4 - 5 Years	Thereafter	Total
Mortgages payable	$55,776	$128,468	$517,886	$517,076	$1,219,206
Construction loans payable	75,499	44,696	12,155	11,210	143,560
Ground leases	372	981	988	23,750	26,091
DASCO office lease	204	420	437	243	1,304
Revolving line of credit	—	75,000	—	—	75,000
Bonds payable(1)	—	—	—	98,016	98,016
Security deposits and rent support	—	—	—	23,954	23,954
	$131,851	$249,565	$531,466	$674,249	$1,587,131

(1)                                  Of this amount, $68.7 million was due upon the resident moving out or the resident’s death and $29.4 million was due upon the unit being successfully remarketed to a new resident. It is expected that the proceeds from the issuance of new refundable life care bonds will be used to retire the existing bonds; therefore, bond redemptions are not expected to create a current net cash obligation.

The following table presents CRP’s commitments, contingencies and guarantees, and related expiration periods as of December 31, 2005 (in thousands):

	Less than 1 Year	2 - 3 Years	4 - 5 Years	Thereafter	Total
Pending investments(1)	$157,100	$—	$—	$—	$157,100
Unfunded senior secured term loan(2)	69,000	—	—	—	69,000
Capital improvements to properties(3)	62,620	—	—	—	62,620
Earnout provisions(4)	25,979	—	—	—	25,979
Guarantee of uncollateralized promissory note of CNL Plaza, Ltd.	—	—	2,313	—	2,313
	$314,699	$—	$2,313	$—	$317,012

(1)                                  As of December 31, 2005, CRP had initial commitments to acquire 12 medical facilities for which CRP had posted a non-refundable $10.6 million deposit. In January 2006, CRP completed the acquisition of seven medical facilities for $84.5 million, including the application of $6.0 million of the non-refundable deposit that CRP had posted as of December 31, 2005. The remaining properties are expected to be acquired in the first quarter of 2006. The acquisition of each of these investments is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that CRP will acquire one or more of these investments.

(2)                                  Represents the unfunded portion under the $85.0 million senior secured term loan.

(3)                                  Commitments for the funding of properties under construction of $38.9 million are expected to be funded with draws from construction loan facilities and the remaining balance relates to property expansion and renovation plans which CRP expects to fund from borrowings under CRP’s revolving line of credit.

(4)                                  In connection with the acquisition of 41 properties, CRP may be required to make additional payments to the seller if earnout provisions are achieved by the earnout date. The calculation generally considers the net operating income for the property, CRP’s initial investment and the fair value of the property at the earnout date. In the event an amount is due, the applicable lease would be amended and annual minimum rent will increase accordingly. Amounts presented represent maximum exposure to additional payments. Earnout amounts related to six additional properties are subject to future values and events which are not quantifiable at December 31, 2005, and are not included in the table above.

Market Risk

See “Quantitative and Qualitative Disclosures About Market Risk” below.

Cash and Cash Equivalents as of December 31, 2005

Until properties are acquired or other permitted investments are entered into, cash from offering proceeds or permanent financings is held in short-term (defined as investments with an original maturity of three months or less), highly liquid investments which CRP believes to have appropriate safety of principal. This investment strategy provides high liquidity in order to facilitate CRP’s use of these funds to acquire properties at such time as properties suitable for acquisition are identified or to fund other permitted investments and take advantage of favorable capital market conditions. At December 31, 2005, CRP had approximately $94.9 million invested in short-term investments as compared to $51.8 million at December 31, 2004. The increase was primarily due to the fact that proceeds received from the placement of new permanent financing and offering proceeds received from the sale of shares of common stock during the year ended December 31, 2005, more than offset cash used to invest in additional properties.

Accounts and Other Receivables as of December 31, 2005

CRP’s accounts and other receivables, net increased $3.0 million to $23.5 million at December 31, 2005, from $20.5 million at December 31, 2004, consisting of a $6.3 million increase in accounts and other receivables and a $3.3 million increase in the reserve for doubtful accounts. The $6.3 million increase in accounts and other receivables was due to (i) an increase in rental revenues receivable of $11.3 million, (ii) an increase in other receivables of $0.7 million, offset by (iii) a $5.7 million reduction due to the reclassification of rental revenues receivable from current receivables to deferred receivables, as described in “—Deferred Receivables” below. The $3.3 million increase in the reserve for doubtful accounts was due to (i) a $4.5 million increase in the reserve for balances outstanding at December 31, 2005 offset by (ii) a $1.1 million reduction in the reserve associated with the rental revenues receivable that were reclassified to long-term receivables, as described in “—Deferred Receivables” below and (iii) a $0.1 million write-off of bad debt. Past due rent receivables were $14.8 million and $10.7 million at December 31, 2005 and 2004, respectively. At December 31, 2005, $5.8 million of the $7.2 million allowance for doubtful accounts was attributable to HRA tenants.

Effective November 2005, CRP amended and restated the leases of a five-property portfolio by (i) releasing from the pooled portfolio a non-performing property that is currently held for sale and which had been reducing the other properties’ ability to pay current rent (ii) increasing the lease basis on the remaining four properties to cover the expected loss from disposing of the released property (iii) realigning the current lease rate to mirror current and forecasted portfolio operating performance and revenue enhancements (iv) extending the lease term by six years and (v) preserving the ability to collect $3.1 million past due receivables as of November 2005, that were reclassified to other assets. Additionally, CRP funded $0.8 million of common area renovations, which CRP added to the lease basis, to enhance the properties’ appeal to residents and improve market position. During 2005 CRP recognized a $6.2 million impairment charge on the released property to reduce its carrying value to $2.0 million, which is its estimated fair value less the estimated costs to dispose.

In connection with 19 properties for which CRP billed $16.5 million in base rents for the year ended December 31, 2005, Sunrise, the operator, had guaranteed rent payments until December 31, 2005. CRP’s evaluation of these properties’ 2006 forecasted operating results revealed that it is likely that they will not be able to generate sufficient cash flow from operations to cover a portion of the 2006 contractual rental payments. This may result in CRP’s recognition of additional provisions for doubtful accounts in 2006 and may have an adverse affect on CRP’s cash available for distribution to stockholders. CRP is working with the HRA tenants (the tenant) and Sunrise to implement a plan to enhance cash flow generated from these properties. CRP is also evaluating strategic alternatives which may include lease restructure and sale of one or more of the properties.

Three additional properties had Sunrise guarantees that expired on June 30, 2005. During 2004, CRP determined to hold one of the properties for sale and recognized a $1.9 million impairment charge to reduce the property’s carrying value to $1.6 million, which is its estimated fair value less the estimated costs to dispose. In January 2006, CRP entered into an agreement to sell this property for an expected sales price of approximately $2.1 million. This transaction is subject to customary closing conditions and there can be no assurance that such conditions will be met, or if met, that the transaction will occur. During 2005, CRP determined to hold the two remaining properties for sale and recognized a $1.5 million impairment charge to reduce the properties’ aggregate carrying value to $5.8 million, which is their estimated fair value less the estimated costs to dispose. In March 2006, CRP sold these two properties to an unrelated third party for $6.0 million and CRP took back a purchase money mortgage with a three-year term secured by the properties in the amount of $4.8 million. Interest is payable annually at a rate of 6.0% and principle is due at maturity. CRP realized a net loss on the sale of the properties of $0.2 million in March 2006.

Five other senior housing facilities continued to experience cash flow shortages and were unable to pay a portion of their rent obligations during 2005. Two of these properties were not supported by tenant guarantees or security deposits. During 2005, CRP worked with the operators of the properties to put initiatives in place to enhance revenue as well as certain cost containment measures and as a result, the properties began to cover a larger portion of their rent in the latter part of 2005. This trend is expected to continue during 2006. The three other properties are pooled within their portfolio but operating deficiencies of the three properties caused rent payment shortfalls. CRP continues to work with the operators of these properties to enhance revenue and reduce expenses. CRP expects that certain measures that were initiated during 2005 will enhance cash flow of the properties during 2006. However, failure of the properties to continue to enhance their cash flow from operations will result in the non-payment of a portion of their rent, and as a result, the recognition of additional provisions for doubtful accounts in 2006 which may have an adverse affect on CRP’s cash available for distribution to stockholders.

CRP’s analysis of estimated future cash flows to be generated by certain other properties for which CRP currently has reserves reveals that certain delinquent amounts will be collected in 2006.

CRP has been and will continue to work with the tenants and the operators of the respective properties to implement plans to increase operating efficiencies in order to enhance cash flow generated from the properties to fund current and past due rent obligations under the leases. In addition, CRP is evaluating strategic alternatives for certain facilities. The results of actual facility operations or implementation of one or more of these alternatives could result in additional reserves for doubtful accounts or impairment losses that may impact CRP’s results of operations and ability to pay distributions in future periods.

Deferred Receivables as of December 31, 2005

At December 31, 2005 and 2004, deferred receivables were $6.6 million and $0.9 million, respectively. Leases relating to 13 senior housing facilities provide for the amount of rental revenues receivable outstanding as of the end of the year to no longer be considered accounts receivable, but rather to be considered as a deferred receivable. Such amounts are added to the lease basis of these facilities and CRP receives a return based on the then current lease rate of the portfolio, including annual increases. Accordingly, CRP reclassifies such amounts from accounts receivable to other assets in the accompanying consolidated balance sheets. In 2006, CRP expects to reclassify an additional $1.6 million for the outstanding rental revenues receivable at December 31, 2005, related to the 13 properties. In addition, as described under “Accounts Receivable” above, $3.1 million of rental revenues receivable related to the leases of a five-property portfolio was reclassified from accounts receivable to deferred receivables in accordance with the lease amendment and restructure. The deferred receivables are payable from the tenant’s excess cash flow after the payment of current rent and certain other fees, as permitted under the respective lease agreements. Based on CRP’s evaluation of the properties’ projected cash flows over the remaining term of the leases, CRP expects that the deferred receivables at December 31, 2005, and their respective rents will be collected and as such, CRP does not provide for a reserve for doubtful accounts.

Operator Rent Guarantees as of December 31, 2005

During the years ended December 31, 2005 and 2004, rental income included draws on operator rent guarantees of $14.9 million and $21.6 million, respectively. To mitigate credit risk, certain senior housing leases are combined into portfolios that contain cross-default and pooling terms. In addition, as of December 31, 2005, CRP held $24.0 million in security deposits and rent support related to certain properties.

CRP had the following remaining rental support and limited guarantees from certain tenants and operators at December 31, 2005 (dollars in thousands):

				Guarantee
Guarantor	Number of Properties	Maximum		Used Since Acquired	Remaining Balance
Horizon Bay	21	$17,500		$14,391	$3,109
Aureus	11	10,000		2,255	7,745
ARC	8		(1)	9,416		(1)
Eby	6		(1)	329		(1)
Encore	17		(1)	791		(1)
Greenwalt	5		(1)	2,493		(1)
Sunrise	2		(1)	—		(1)
Sunrise	17		(2)	6,281		(2)
Sunrise	3		(3)	2,809		(3)

(1)           Unconditional guarantees

(2)                                  Sunrise guaranteed the tenants’ obligations to pay minimum rent and the FF&E reserve funds under the 17 leases until the later of (i) March 2006 or (ii) 18 months after the final development date of certain properties, as defined in the lease agreement. The final development property commenced operations in January 2006; accordingly, the Sunrise guarantee will terminate in July 2007.

(3)                                  Sunrise guaranteed the tenants’ rent obligations for these senior housing facilities that were acquired in 2004 and which commenced operations in 2004, until the later of (i) September 2006 or (ii) the properties achieving predetermined rent coverage thresholds, which are not determinable at this time.

Although CRP acquires properties located in various states and regions and screens its tenants in order to reduce risks of default, failure of Horizon Bay, the HRA tenants, or CRP’s other tenants, their guarantors, or the Sunrise or Horizon Bay brands would significantly impact the results of CRP’s operations.

Distributions as of December 31, 2005

During the years ended December 31, 2005, 2004 and 2003, CRP generated cash from operations of $188.3 million, $139.6 million and $60.8 million, respectively, which included unrestricted security deposits received from tenants of $4.1 million, $8.7 million and $3.1 million, respectively and draws on tenant and operator rent guarantees of $14.9 million, $21.6 million and $5.6 million, respectively. CRP’s board of directors declared distributions to CRP’s stockholders of $176.0 million, $147.2 million and $59.8 million during 2005, 2004 and 2003, respectively. In addition, on January 1, February 1 and March 1, 2006, CRP’s board of directors declared distributions to stockholders of record on those dates, of $0.0592 per share of common stock which are payable by March 31, 2006. Effective July 1, 2005, the board of directors amended CRP’s distribution policy to discontinue the monthly payment of stockholder distributions, such that all distributions will be paid solely on a quarterly basis and will continue to be declared monthly during the offering period and quarterly thereafter.

CRP’s distribution policy is based on a balanced analysis of value creation reflective of both current and long-term stabilized cash flows of CRP’s properties, CRP’s objective of continuing to qualify as a REIT for federal income tax purposes, the actual operating results of each quarter and anticipated operating results for the coming year, economic conditions, other operating trends, CRP’s financial condition, loan restrictions, capital requirements and avoidance of volatility of distributions. During 2006 and prior to closing of the merger, CRP intends to maintain its quarterly distribution payment rate to stockholders of $0.1776 per share. CRP expects that cash flow generated from operations will be sufficient to fund distribution payments; however, if cash flow generated from operations is not sufficient, CRP may use borrowings under its revolving line of credit to cover such shortage.

CRP’s acquisition strategy is focused on opportunistically investing in larger portfolios, which allows CRP to obtain increased efficiencies. As a result, larger cash outlays are required at the time of purchase which may cause cash to accumulate for longer periods of time in short-term investments at lower returns prior to making these purchases. Therefore, distributions paid to stockholders may periodically be greater than cash flows generated from operations. CRP expects to continue a large portfolio investment strategy during 2006, and may borrow funds from CRP’s revolving line of credit to make distributions to stockholders in future quarters. During the years ended December 31, 2005, 2004 and 2003, distributions paid to stockholders were supported by borrowing under CRP’s revolving line of credit of $0, $7.6 million and $0 million, respectively.

For the years ended December 31, 2005, 2004 and 2003, approximately 67%, 60% and 71%, respectively, of the distributions received by stockholders were considered to be ordinary income and approximately 33%, 40% and 29%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2005, 2004 and 2003, were required to be or have been treated by us as a return of capital for purposes of calculating the stockholders’ 8% return, which is equal to an 8% cumulative, non-compounded annual return on the amount calculated by multiplying the total number of shares of common stock purchased by stockholders by the issue price, without deduction for volume or other discounts, reduced by the portion of any distribution that is attributable to net sales proceeds and by any amount CRP has paid to repurchase shares under CRP’s redemption plan.

Liquidity Requirements as of December 31, 2005

CRP believes that cash flow provided by operating activities will be sufficient to fund normal recurring operating expenses, regular debt service requirements and a significant portion of the distributions to stockholders. To the extent that cash flow provided by operating activities is not sufficient to meet such short-term liquidity requirements as a result, for example, of CRP’s portfolio investment strategy or expenses due to the tenants defaulting under the terms of their lease agreements, CRP will use borrowings under its revolving line of credit. CRP expects to meet its other short-term liquidity requirements, including the acquisition and development of properties, the investment in other permitted investments, and the scheduled maturities of permanent financings with proceeds remaining from CRP’s offerings (to the extent available), advances under the revolving line of credit, new permanent financing and the placement of permanent debt to replace maturing construction loans. CRP expects to meet its long-term liquidity requirements through short- or long-term, collateralized and uncollateralized financing or equity financing.

Senior housing facilities are generally leased on a long-term, triple-net basis, meaning the tenants are required to pay repairs and maintenance, property taxes, insurance and utilities. Generally, the tenants are also required to maintain an FF&E reserve account which is used to fund expenditures to refurbish buildings, premises and equipment to maintain the leasehold in a manner that allows operation for its intended purpose. In the event that the FF&E reserve is not sufficient, CRP may make fixed asset expenditures, in which case the annual minimum rent will be increased. CRP believes that current tenant reserves are sufficient to meet foreseen material FF&E repairs. The medical facilities are leased on either a triple-net or gross basis. CRP is responsible to fund capital improvements to medical facilities. With respect to medical facility gross leases, CRP generally recovers increases in building operating expenses (including real estate taxes, insurance, repairs, maintenance and utilities) over a specified base amount from the tenants, as specified in the lease agreement.

Results of Operations

Comparison of the year ended December 31, 2005 to the year ended December 31, 2004

Net income for the year ended December 31, 2005, totaled $135.6 million or $0.55 per share of common stock ($142.4 million or $0.57 per share of common stock from continuing operations), as compared to net income of $117.9 million or $0.56 per share of common stock ($118.4 million or $0.56 per share of common stock from continuing operations) for the year ended December 31, 2004. The increase in net income was primarily due to the rental income from the properties that CRP acquired during 2005 and the latter part of 2004, offset by increases in operating expenses related to the acquired properties and the recognition of impairment charges on three properties in 2005 as compared to one property in 2004. These changes are discussed in further detail below.

Revenues

Rental and earned income from leases. At December 31, 2005, CRP owned 262 properties, including 40 properties acquired in 2005, compared to 222 properties owned at December 31, 2004, of which 103 properties were acquired during 2004. As a result of the increase in the number of properties, rental and earned income from leases from properties from continuing operations increased $104.8 million to $358.1 million, including $46.7 million as a result of straight-lining rent escalations throughout the lease terms, for the year ended December 31, 2005, compared to $253.3 million, including $40.4 million of straight-line rent revenue, for the year ended December 31, 2004. The $104.8 million increase in rental and earned income from leases was comprised of $79.5 million from a full year of operations of the properties acquired during 2004, $24.6 million from the new operating properties that were acquired or construction properties that commenced operations during 2005 and $0.7 million from properties owned as of January 1, 2004. (See “—Operator Rent Guarantees” above).

FF&E reserve income. FF&E reserve income from continuing operations increased $2.9 million to $7.5 million for the year ended December 31, 2005, from $4.6 million for the year ended December 31, 2004. The increase was comprised of $0.2 million additional revenues from a full year of operations of the properties acquired during 2004, $0.1 million from the new operating properties that were acquired or construction properties that commenced operations during 2005 and $2.6 million from properties owned as of January 1, 2004.

Tenant expense reimbursement revenue. Tenant expense reimbursement revenue from continuing operations increased $8.6 million to $13.3 million for the year ended December 31, 2005, from $4.7 million for the year ended December 31, 2004. These revenue increases in 2005 reflect an increase of $7.5 million in additional revenues from a full year of results from medical facilities acquisitions in the second and third quarters of 2004 and $1.1 million from properties that were acquired or construction properties that commenced operations during 2005. Contractual recoveries from tenants represented 52% and 42% of CRP’s medical facilities operating expenses for the years ended December 31, 2005 and 2004, respectively.

Property management and development fees and loan interest income. Property management and development fees from DASCO increased revenue by $0.7 million and loan interest income from the senior secured term loan increased revenue by $0.5 million for the year ended December 31, 2005.

Expenses

Senior housing property expenses. Senior housing property expenses from continuing operations decreased $0.5 million, to $1.1 million for the year ended December 31, 2005, from $1.6 million for the year ended December 31, 2004, as a result of decreased repairs resulting from increased capital spending.

Medical facilities operating expenses. Medical facilities operating expenses from continuing operations increased $14.2 million to $25.4 million for the year ended December 31, 2005, from $11.2 million for the year ended December 31, 2004. The increase was comprised of $11.9 million in additional expenses from a full year of operations of the properties acquired during 2004 and $2.3 million from the new operating properties that were acquired or that commenced operations during 2005. CRP is generally responsible for the medical facilities’ property operating expenses; however, under the terms of the leases, CRP recovers a portion of the expenses from the tenants.

General and administrative. General and administrative expenses from continuing operations increased $6.7 million to $21.4 million from $14.7 million for the years ended December 31, 2005 and 2004, respectively. The increase was due to general and administrative expenses related to a full year of DASCO operations in 2005 compared to four months of operations in 2004, the increased number of properties owned during 2005 and increased legal and consulting fees.

Asset management fees to related party. Asset management fees from continuing operations increased $6.1 million to $18.6 million for the year ended December 31, 2005, from $12.5 million for the year ended December 31, 2004. The increase in expenses was comprised of $4.9 million additional expense from a full year of operations of properties that were acquired during 2004 and $1.2 million from new operating properties acquired or construction properties that commenced operations during 2005.

Provision for doubtful accounts. CRP recognized a provision for doubtful accounts from continuing operations for the years ended December 31, 2005 and 2004, of $3.1 million and $3.9 million, respectively, as discussed in the “—Accounts and Other Receivables” section above. At December 31, 2005, $5.8 million of the $7.2 million allowance for doubtful accounts was attributable to HRA tenants.

Depreciation and amortization. Depreciation and amortization expense increased to $98.4 million for the year ended December 31, 2005, from $62.5 million for the year ended December 31, 2004, as a result of the increase in properties subject to operating leases during the year ended December 31, 2005. The $35.9 million depreciation and amortization expense increase was comprised of $26.5 million in additional expense from a full year of operations of the properties acquired during 2004, $8.9 million from the new operating properties that were acquired or construction properties that commenced operations during 2005 and $0.5 million from properties owned as of January 1, 2004.

Interest and other income

During the years ended December 31, 2005 and 2004, CRP earned $2.7 million and $3.0 million, respectively, in interest income from investments in money market accounts and other short-term, highly liquid investments. The decrease was primarily due to reduced bank interest income as a result of lower invested cash balances. Also affecting year-over-year comparisons was the 2005 reclassification to reflect certain amounts related to CRP’s medical facilities as property management and development fees revenue; for the year ended December 31, 2004, interest and other income included $1.6 million related to these development, marketing and property management fees.

Interest and loan cost amortization expense

Interest and loan cost amortization expense was $76.2 million and $42.8 million for the years ended December 31, 2005 and 2004, respectively. The increase was a result of an increase in the average amount of debt outstanding to $1.2 billion for the year ended December 31, 2005, from $722.2 million for the year ended December 31, 2004. The weighted-average interest rate was approximately 5.8% for the year ended December 31, 2005 and 5.1% for the year ended December 31, 2004.

Discontinued operations

Loss from discontinued operations of $6.8 million and $0.4 million for the years ended December 31, 2005 and 2004, respectively, for four properties that CRP determined to hold for sale included operating revenues of $1.7 million and $2.2 million for the years ended December 31, 2005 and 2004, respectively, and expenses of $0.8 million and $0.7 million for the years ended December 31, 2005 and 2004, respectively. Expenses for the years ended December 31, 2005 and 2004, included a provision for doubtful accounts of $0.3 million and $0, respectively. Loss from discontinued operations also included impairment charges of $7.7 million and $1.9 million for the years ended December 31, 2005 and 2004, respectively, related to these properties as discussed in the “ —Accounts Receivable” section above.

Comparison of the year ended December 31, 2004 to the year ended December 31, 2003

Net income for the year ended December 31, 2004 totaled $117.9 million or $0.56 per share of common stock ($118.4 million or $0.56 per share of common stock from continuing operations), as compared to net income of $58.5 million or $0.66 per share of common stock ($57.9 million or $0.65 per share of common stock from continuing operations) for 2003. The increase in net income is primarily due to an increase in rental income from the properties that CRP acquired during the latter part of 2003 and in 2004 offset by increases in interest expense and loan cost amortization as a result of an increase in CRP’s average outstanding debt, provisions for accounts receivable reserves and an impairment charge related to the proposed sale of a senior housing facility. These changes are discussed in further detail below. Although net income increased significantly for the year ended December 31, 2004, it decreased on a per share basis primarily due to the increased number of weighted-average number of common shares outstanding in 2004.

Revenues

Rental and earned income from leases. At December 31, 2004, CRP owned 218 operating properties, including 103 properties that were acquired in 2004, compared to owning 115 operating properties at December 31, 2003. As a result of the increase in the number and value of owned properties, CRP’s rental and earned income from CRP’s leases from continuing operations increased to $253.3 million, including $40.4 million as a result of straight-lining rent increases throughout the lease terms, for the year ended December 31, 2004, compared to $90.4 million, including $13.2 million of straight-line rent revenue, for the year ended December 31, 2003. The $162.9 million rental and earned income from leases increase was comprised of $71.2 million additional revenues from a full year of operations of the properties acquired or that commenced operations during 2003, $91.0 million from the new operating properties acquired during 2004 and $0.7 million from properties owned as of January 1, 2003. (See “—Operator Rent Guarantees” above).

Rental income also included draws on operator rent guarantees of $21.6 million and $5.6 million during the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004, CRP held $26.3 million in security deposits and rent support related to certain properties.

FF&E reserve income. During the years ended December 31, 2004 and 2003, CRP earned $4.6 million and $2.6 million, respectively, in FF&E reserve income from properties from continuing operations during the years ended December 31, 2004 and 2003, respectively. The $2.0 million FF&E reserve income increase was comprised of $2.2 million additional revenues from a full year of operations of the properties acquired or that commenced operations during 2003 and $0.1 million from the new operating properties that were acquired during 2004 offset by a reduction of $0.3 million from properties owned as of January 1, 2003.

Tenant expense reimbursement revenue. During the year ended December 31, 2004, CRP recorded $4.7 million in tenant expense reimbursement revenue, representing contractual recoveries from tenants of 42% of CRP’s medical facilities operating expenses.

Expenses

Senior housing and medical facilities property expenses. Total property-related operating expenses for the years ended December 31, 2004 and 2003, were $12.9 million and $136,000, respectively. The increase was primarily due to $11.2 million from the acquisition of the medical facilities in the second and third quarters of 2004, where CRP is generally responsible for property operating expenses; however, under the terms of the leases, CRP recovers a portion of the expenses from the tenants. Property expenses related to senior housing facilities increased to $1.6 from $136,000 due to the increase in the number of senior housing facilities owned during the year ended December 31, 2004.

General and administrative. General and administrative expenses from continuing operations increased $9.2 million to $14.7 million from $5.5 million for the years ended December 31, 2004 and 2003, respectively. The increase in expenses was related to general and administrative expenses related to the acquisition of DASCO operations in 2004 and the increased number of properties owned during 2004.

Asset management fees to related party. Asset management fees from continuing operations increased $8.2 million to $12.5 million for the year ended December 31, 2004, from $4.3 million for the year ended December 31, 2003. The increase in expenses was comprised of $3.6 million additional expense from a full year of operations of properties acquired during 2003 and $4.6 million from new operating properties that were acquired or that commenced operations during 2004.

Provision for doubtful accounts. During the year ended December 31, 2004, CRP recognized a provision of $3.9 million related to doubtful accounts receivable balances due to delays in receiving current rent from certain senior housing facilities that were experiencing higher than expected property operating expenses.

Depreciation and amortization. Depreciation and amortization expense increased to $62.5 million for the year ended December 31, 2004, from $17.3 million for the year ended December 31, 2003, as a result of the increase in properties subject to operating leases during the year ended December 31, 2004. The $45.2 million depreciation and amortization expense increase was comprised of $13.1 million additional expense from a full year of operations of the properties acquired during 2003 and $32.1 million from the new operating properties acquired or that commenced operations during 2004.

Interest and other income

During the years ended December 31, 2004 and 2003, CRP earned $3.0 million and $1.6 million, respectively, in interest income from investments in money market accounts and other short-term, highly liquid investments. The increase in interest income is due to an increase in the average amount invested in short-term investments during the year ended December 31, 2004, as compared to the year ended December 31, 2003. For the year ended December 31, 2004, interest and other income also included $1.6 million in development, marketing and property management fees related to CRP’s medical facilities.

Interest and loan cost amortization expense

Interest and loan cost amortization expense was $42.8 million and $9.6 million for the years ended December 31, 2004 and 2003, respectively. The increase was a result of CRP’s increasing the average amount of debt outstanding from $151.4 million for the year ended December 31, 2003, to $722.2 million for the year ended December 31, 2004. The weighted-average interest rate was approximately 5.1% for the year ended December 31, 2004 and 5.8% for the year ended December 31, 2003. In addition, CRP wrote off $1.1 million in loan costs during the year ended December 31, 2004, as a result of the early extinguishment of debt and capitalized $0.7 million in interest to properties under construction during 2004.

Discontinued operations

For the year ended December 31, 2004, loss from discontinued operations for four properties that CRP determined to hold for sale included operating revenues of approximately $2.2 million offset by operating expenses of $0.7 million and an impairment loss of $1.9 million for the write-down of one of the properties to its estimated fair value less selling costs. For the year ended December 31, 2003, income from these properties included operating revenues of approximately $1.0 million offset by operating expenses of $0.4 million.

Other

Inflation and Trends as of December 31, 2005

CRP’s senior housing leases are triple-net leases and contain provisions that CRP believes will mitigate the effect of inflation. These provisions include clauses requiring automatic increases in base rent at specified times during the term of the lease (generally on an annual basis) and the payment of contingent rent if properties achieve specified operating thresholds (based on factors such as a percentage of gross revenue above a specified level). CRP has also invested in medical facilities, which include both triple-net and gross basis leases. These leases also contain provisions that mitigate the effect of inflation, such as scheduled base rent increases during the lease terms and with respect to gross leases, the reimbursement of future increases in operating expenses (including real estate taxes, insurance, repairs, maintenance and utilities) over a specified base amount. Inflation and changing prices may have an adverse impact on the potential disposition of the properties and on appreciation of the properties.

CRP believes that changes and trends in the healthcare industry will continue to create opportunities for growth of senior housing and other healthcare facilities, including (i) the growth of operators serving specific healthcare niches, (ii) the consolidation of providers and facilities through mergers, integration of physician practices, and elimination of duplicative services, (iii) the pressures to reduce the cost of providing quality healthcare, (iv) more dual-income and single-parent households leaving fewer family members available for in-home care of aging parents and necessitating more senior care facilities, and (v) an anticipated increase in the number of insurance companies and healthcare networks offering privately funded long-term care insurance. Additionally, CRP believes that demographic trends are significant when looking at the potential for future growth in the healthcare industry. Today’s baby boomers (those born between 1946 and 1964) will begin reaching age 65 as early as 2011. According to the U.S. Census Bureau, the age 65 plus population is projected to more than double between now and the year 2050, to 82 million. Most of this growth is expected to occur between 2010 and 2030 when the number of older adults is projected to grow by an average of 2.8% annually.

CRP believes that during 2005, the senior housing industry experienced increased occupancies and average daily rates, and generally the facilities operated at a higher level of efficiency. The success of the future operations of CRP’s properties will depend largely on each tenant’s and operator’s ability to adapt to dominant trends in the industry in each specific region, including, among others, greater competitive pressures, increased consolidation and changing demographics.

CRP is not aware of any material trends, favorable or unfavorable, in either capital resources or the outlook for long-term cash generation, nor does CRP expect any material changes in the availability and relative cost of such capital resources. Assuming the inflation rate remains low and long-term interest rates do not increase significantly, CRP believes that inflation will not impact the availability of equity and debt financings.

Related Party Transactions as of December 31, 2005

Certain of CRP’s directors and officers hold similar positions with the Advisor, the parent company of the Advisor and the managing dealer of CRP’s public offerings, CNL Securities Corp. CRP’s chairman of the board indirectly owns a controlling interest in the parent company of the Advisor. These affiliates receive fees and compensation for services provided in connection with the common stock offerings, permanent financing and the acquisition, management and sale of CRP’s assets.

Pursuant to the advisory agreement, as amended and renewed, the Advisor and its affiliates earn certain fees and are entitled to receive reimbursement of certain expenses. During the years ended

December 31, 2005, 2004 and 2003, the Advisor and its affiliates earned fees and incurred reimbursable expenses as follows (in thousands):

	Years ended December 31,
	2005	2004	2003
Acquisition fees(1):
From offering proceeds	$5,874	$38,286	$47,644
From debt proceeds	13,789	29,952	11,277
	19,663	68,238	58,921
Asset management fees(2)	19,217	13,047	4,372

Reimbursable expenses(3):
Acquisition expenses	210	331	403
General and administrative expenses	5,989	4,313	2,255
	6,199	4,644	2,658
	$45,079	$85,929	$65,951

(1)                                  For the period from May 3, 2005 through December 31, 2005, acquisition fees for, among other things, identifying properties and structuring the terms of the leases were equal to 3.0% of gross offering proceeds and loan proceeds from permanent financing under the 2004 Offering (4.0% of gross offering and loan proceeds for the period from May 14, 2004 through May 2, 2005 and 4.5% of gross offering and loan proceeds under the prior offerings). These fees are included in other assets in the accompanying consolidated balance sheets prior to being allocated to individual properties or intangible lease costs.

If CRP lists, the Advisor will receive an acquisition fee equal to 3.0% of amounts outstanding on the line of credit, if any, at the time of listing. Certain fees payable to the Advisor upon listing, the orderly liquidation or other sales of properties are subordinate to the return of 100% of the stockholders’ invested capital plus the achievement of a cumulative, noncompounded annual 8% return on stockholders’ invested capital.

(2)                                  Monthly asset management fee of 0.05% of CRP’s real estate asset value, as defined in the advisory agreement, and the outstanding principal balance of any mortgage loans as of the end of the preceding month.

(3)                                  Reimbursement for administrative services, including, but not limited to, accounting, financial, tax, insurance administration and regulatory compliance reporting, stockholder distributions and reporting, due diligence and marketing; and investor relations.

Pursuant to the advisory agreement, the Advisor is required to reimburse CRP the amount by which the total operating expenses CRP pays or incurs exceeds in any four consecutive fiscal quarters (the “Expense Year”) the greater of 2% of average invested assets or 25% of net income (the “Expense Cap”). Operating expenses for the Expense Years ended December 31, 2005, 2004 and 2003, did not exceed the Expense Cap.

Of these amounts, approximately $1.1 million and $1.4 million were included in due to related parties in the accompanying consolidated balance sheets at December 31, 2005 and 2004, respectively.

CNL Securities Corp. received fees based on the amounts raised from CRP’s offerings equal to: (i) selling commissions of 6.5% of gross proceeds under the 2004 offering and 7.5% under the prior offerings, (ii) a marketing support fee of 2.0% of gross proceeds under the 2004 offering and 0.5% under the prior offerings and (iii) beginning on December 31, 2003, an annual soliciting dealer servicing fee equal to 0.2% of the aggregate proceeds raised in a prior offering. Affiliates of the

Advisor are reimbursed for certain offering expenses incurred on CRP’s behalf. Offering expenses incurred by the Advisor and its affiliates on CRP’s behalf, together with selling commissions, the marketing support fee and due diligence expense reimbursements will not exceed 13% of the proceeds raised in connection with the offerings.

During the years ended December 31, 2005 and 2004, CRP incurred the following fees and costs (in thousands):

	Years ended December 31,
	2005	2004
Selling commissions	$10,801	$61,830
Marketing support fee	3,313	6,648
Offering and due diligence costs	4,250	18,328
Soliciting dealer servicing fee	—	310
	$18,364	$87,116

Of these amounts, approximately $1.3 million and $0.2 million were included in due to related parties in the accompanying consolidated balance sheets at December 31, 2005 and 2004, respectively.

CRP owns a 9.90% interest in CNL Plaza, Ltd., or the Owner, a limited partnership that owns an office building located in Orlando, Florida, in which the Advisor and certain affiliates of CNL Financial Group, or CFG, lease office space. CFG owns a controlling interest in the parent company of the Advisor and is indirectly wholly owned by James M. Seneff, Jr., CRP’s chairman of the board, and his wife. Robert A. Bourne, CRP’s vice-chairman of the board and treasurer, is an officer of CFG. The remaining interests in the Owner are held by several entities with present or former affiliations with CFG, including: CNL Plaza Venture, Ltd., which has a 1% interest as general partner of the Owner and whose general partner is indirectly wholly owned by Mr. Seneff and his wife; CNL Corporate Investors, Ltd., which is indirectly wholly owned by Messrs. Seneff and Bourne, and which has a 49.50% interest, as a limited partner, in the Owner; CNL Hotels & Resorts, Inc. which has a 9.90% interest, as a limited partner, in the Owner; Commercial Net Lease Realty, Inc., which has a 24.75% interest, as a limited partner, in the Owner; and CNL APF Partners, LP, which has a 4.95% interest, as a limited partner, in the Owner. CRP also owns a 9.90% interest in CNL Plaza Venture, Ltd., or the Borrower, a Florida limited partnership, which is the general partner of the Owner. The remaining interests in the Borrower are held by the same entities in the same proportion described above with respect to the Owner.

In 2004, the Owner conveyed a small portion of the premises underlying the parking structure adjacent to its office building, valued by the parties at approximately $0.6 million, to CNL Plaza II, Ltd., a limited partnership in which Messrs. Seneff and Bourne own a 60% interest and 40% interest, respectively, as part of the development of the premises surrounding the building. The purpose of the conveyance was to adjust the percentage fee simple ownership under the parking structure so as to allow joint parking privileges for a new office building that was developed in 2005 and is owned by CNL Plaza II, Ltd. In connection with this transaction, the Owner received an ownership interest in a cross-bridge that was constructed and an anticipated benefit from a reduction in the allocation of its operating expenses for the parking structure. In addition, the Owner may be entitled to additional consideration pursuant to a purchase price adjustment.

On September 30, 2005, CRP executed a pro rata, several guarantee limited to 16.67%, or $2.3 million, of a $14.0 million uncollateralized promissory note of the Borrower that matures December 31, 2010. During each of the years ended December 31, 2005 and 2004, CRP received approximately $0.2 million, respectively, in distributions from the Owner.

CRP maintains bank accounts in a bank in which certain of CRP’s officers and directors serve as directors and are principal stockholders. The amounts deposited with this bank were $3.1 million and $22.9 million at December 31, 2005 and 2004, respectively.

On September 1, 2004, a company which is owned by CRP’s chairman of the board sold its 30% voting membership interest in the HRA tenants to the remaining members of the limited liability company. The HRA tenants contributed 30% and 35% of CRP’s total revenues for the years ended December 31, 2004 and 2003, respectively.

Century Capital Markets, LLC or CCM, an entity in which an affiliate of the Advisor was formerly a non-voting Class C member, made the arrangements for two commercial paper loans totaling $43.9 million. The monthly interest payments due under these commercial paper loans include an annual margin of either 30 or 40 basis points, payable to CCM for the monthly services it provides related to the administration of the commercial paper loans. Effective September 30, 2005, a non-affiliated third party assumed the administration of these commercial paper loans. Therefore, CRP now pays the monthly services fee directly to the non-affiliated third party. During the years ended December 31, 2005, 2004 and 2003, $0.1 million, $0.1 million and $0.2 million, respectively, was paid to CCM related to these services. During the year ended December 31, 2003, CRP also paid CCM a $0.2 million finder’s fee related to the acquisition of two properties.

CRP’s chairman of the board is a director in a hospital that leases office space in seven of the medical facilities that CRP acquired in August 2004. Additionally, one of CRP’s independent directors is a director in a health system that leases office space in one of the medical facilities that CRP acquired in April 2004. During the years ended December 31, 2005 and 2004, these hospitals contributed less than 1% of CRP’s total revenues.

Critical Accounting Policies as of December 31, 2005

Allocation of Purchase Price for Acquisition of Properties. CRP allocates the purchase costs of properties to the tangible and intangible assets acquired and the liabilities assumed as provided by SFAS 141, “Business Combinations.” For each acquisition, CRP assesses the value of the land, the as-if vacant building, equipment and intangible assets, including in-place lease origination costs, the above- or below-market lease values and the value of customer relationships based on their estimated fair values. The values determined are based on independent appraisals, discounted cash flow models and CRP’s estimates reflecting the facts and circumstances of each acquisition.

Acquisition Fees and Costs. Acquisition fees and miscellaneous acquisition costs that are directly identifiable with properties that are probable of being acquired are capitalized and included in other assets. Upon the purchase of a property, the fees and costs directly identifiable with that property are reclassified to land, building, equipment and lease intangibles or to investment in direct financing leases. In the event a property is not acquired or no longer is expected to be acquired, costs directly related to the property are charged to expense.

Leases. CRP’s leases are accounted for under the provisions of Statement of Accounting Standards No. 13, “Accounting for Leases,” and have been accounted for as either operating leases or direct financing leases. This statement requires CRP’s management to estimate the economic life of the leased property, the residual value of the leased property and the present value of minimum lease payments to be received from the tenant. In addition, CRP assumes that all payments to be received under its leases are collectible. Changes in its estimates or assumptions regarding collectibility of lease payments could result in a change in accounting for the lease.

Impairments. CRP evaluates its properties and other long-lived assets on a quarterly basis, or upon the occurrence of significant changes in operations, to assess whether any impairment indications are present that affect the recovery of the carrying amount of an individual asset by comparing the sum of expected undiscounted cash flows from the asset over its anticipated holding period, including the asset’s estimated residual value, to the carrying value. If impairment is indicated, a loss is provided to reduce the carrying value of the property to its estimated fair value.

Allowance for Doubtful Accounts. CRP maintains an allowance for doubtful accounts for estimated losses resulting from the inability of CRP’s tenants to make required rent payments. CRP bases its estimates on historical experience, projected cash flows generated from the tenants’ operations of the properties and various other assumptions that CRP believes to be reasonable under the circumstances of a specific property or portfolio of properties. If the financial condition of any of CRP’s tenants deteriorates, resulting in the impairment of their ability to make required rent payments, additional allowances may be required.

Goodwill. CRP allocates the excess of the aggregate purchase price paid over the fair market value of the tangible and identifiable intangible assets acquired in a business combination accounted for as a purchase to goodwill. Goodwill is not subject to amortization but is subject to quarterly impairment analysis. If quoted market prices are not available for CRP’s impairment analysis, CRP uses other valuation techniques that involve measurement based on projected net earnings of the underlying reporting unit.

Derivative Instruments. The valuation of derivatives under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended and interpreted, requires CRP to make estimates and judgments that affect the fair value of those instruments. CRP uses standard market conventions to determine the fair values of derivative instruments; and techniques such as discounted cash flow analysis, option pricing models, and termination cost are used to determine fair value at each balance sheet date. All methods of assessing fair value result in a general approximation of value and such value may never actually be realized.

REIT Qualification as of December 31, 2005

CRP made an election under Internal Revenue Code Section 856(c)(1), to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. As a REIT, for federal income tax purposes, CRP generally will not be subject to federal income tax on income that CRP distributes to its stockholders. If CRP fails to qualify as a REIT in any taxable year, CRP will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect CRP’s net income. However, CRP believes that it is organized and has operated in such a manner as to qualify for treatment as a REIT since CRP’s formation in 1997 and specifically for the years ended December 31, 2005, 2004 and 2003. In addition, CRP intends to continue to operate so as to remain qualified as a REIT for federal income tax purposes.

CRP’s Quantitative and Qualitative Disclosures About Market Risk as of March 31, 2006

At March 31, 2006, 29% of CRP’s mortgages payable, construction loans payable and amount outstanding under its revolving line of credit were subject to variable interest rates; therefore, CRP is exposed to market changes in interest rates. For the three months ended March 31, 2006, a hypothetical 100 basis point increase in the LIBOR rates would have resulted in additional interest costs of $1.0 million. This sensitivity analysis contains certain simplifying assumptions (for example, it does not consider the impact of changes in prepayment risk or credit spread risk). Therefore, although it gives an indication of CRP’s exposure to interest rate change, it is not intended to predict future results and the actual results will likely vary.

To mitigate interest rate risk, CRP may pay down the mortgages or the revolving line of credit prior to their maturity dates through debt refinancing should interest rates rise substantially. In May 2005, CRP implemented a policy to further mitigate interest rate risk. CRP’s primary strategy is to protect against this risk by using derivative transactions as appropriate to minimize the effect that variable interest rate fluctuations could have on cash flow. In May 2005, CRP entered into two interest rate swap agreements effective June 1, 2005, and one interest rate swap agreement effective July 1, 2005, for an aggregate notional amount of $233.8 million to hedge against unfavorable fluctuations in interest rates on CRP’s variable interest rate mortgage notes payable. The hedges have a 4.19% weighted-average interest rate plus a 1.26% weighted-average spread resulting in an all-in fixed interest rate of 5.45% until 2010. At March 31, 2006, these interest rate swaps had a fair value of $7.7 million. A hypothetical 100 basis point increase or decrease in LIBOR rates would cause the fair value of these swaps to be $15.1 million or $(0.03) million, respectively.

Certain fixed-rate loans contain substantial prepayment penalties and /or defeasance provisions that may make it economically unfavorable to repay the loans prior to their maturity dates.

Following is a summary of CRP’s mortgages payable, construction loans payable and revolving line of credit obligations at March 31, 2006 (in thousands):

	Expected Maturities
	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value
Debt Obligations:
Fixed-rate debt:	$—	$10,392	$50,211	$140,851	$138,735	$530,821	$871,010	$871,894
Average interest rate	—	7.42%	6.24%	6.02%	6.86%	5.72%	6.01%	5.95%
Variable-rate debt:	$124,445	$148,920	$—	$15,952	$240,157	$165,817	$695,291
Average interest rate	7.10%	6.62%	—	6.52%	5.80%	5.44%	6.14%

Interest Rate Derivatives:
Variable to fixed swaps:	$—	$—	$—	$—	$233,750	$—	$233,750	$7,711
Average pay rate	—	—	—	—	4.19%	—	4.19%	—
Average receive rate	—	—	—	—	4.55%	—	4.55%	—

CRP’s Quantitative and Qualitative Disclosures About Market Risk as of December 31, 2005

At December 31, 2005, 30% of CRP’s mortgages payable, construction loans payable and amount outstanding under its revolving line of credit were subject to variable interest rates; therefore, CRP is exposed to market changes in interest rates. For the year ended December 31, 2005, a hypothetical 100 basis point increase in the LIBOR rates would have resulted in additional interest costs of approximately $5.6 million ($0.02 per share of common stock). This sensitivity analysis contains certain simplifying assumptions (for example, it does not consider the impact of changes in prepayment risk or credit spread risk). Therefore, although it gives an indication of CRP’s exposure to interest rate change, it is not intended to predict future results and the actual results will likely vary.

To mitigate interest rate risk, CRP may pay down the mortgages or the revolving line of credit prior to their maturity dates with offering proceeds (to the extent available) should interest rates rise substantially. In May 2005, CRP implemented a policy to further mitigate interest rate risk. CRP’s primary strategy is to protect against this risk by using derivative transactions as appropriate to minimize the effect that variable interest rate fluctuations could have on cash flow. In May 2005, CRP entered into two interest rate swap agreements effective June 1, 2005, and one interest rate swap agreement effective July 1, 2005, for an aggregate notional amount of $233.8 million to hedge against unfavorable fluctuations in interest rates on CRP’s variable interest rate mortgage notes payable. The hedges have a 4.19% weighted-average plus a 1.26% weighted-average spread resulting in an all-in fixed interest rate of 5.45% until 2010. At December 31, 2005, these interest rate swaps had a fair value of $4.8 million. A hypothetical 10% increase or decrease in LIBOR rates would cause the fair value of these swaps to be $8.7 million or $1.0 million, respectively.

Certain fixed-rate loans contain substantial prepayment penalties and/or defeasance provisions that may make it economically unfavorable to repay the loans prior to their maturity dates.

Following is a summary of our mortgages payable, construction loans payable and revolving line of credit obligations at December 31, 2005 (in thousands):

	Expected Maturities
	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value
Debt Obligations:
Fixed-rate debt:	$—	$10,425	$50,460	$141,513	$139,370	$428,412	$770,180	$771,164
Average interest rate	—	7.42%	6.24%	6.02%	6.74%	5.73%	6.03%	5.97%
Variable-rate debt:	$119,604	$163,616	$—	$12,155	$240,000	$132,211	$667,586
Average interest rate	6.74%	6.33%	—	6.13%	5.47%	5.23%	5.87%

Interest Rate Derivatives:
Variable to fixed swaps:	$—	$—	$—	$—	$233,750	$	$233,750	$4,839
Average pay rate	—	—	—	—	4.19%	—	4.19%	—
Average receive rate	—	—	—	—	4.22%	—	4.22%	—